UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

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March 31, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 1, 2008, at the Lighthouse Conference Center and Theater, 111 East 59th Street, New York City.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Avon Products, Inc. will be held at the Lighthouse Conference Center and Theater, 111 East 59th Street, New York, New York on Thursday, May 1, 2008 at 10:00 a.m. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2009;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

(3)	To act upon a proposal to adopt an Executive Incentive Plan intended to comply with Section 162(m) of the Internal Revenue Code;

(4)	If presented, to consider and vote on a shareholder proposal requesting the Board to publish a report to shareholders on Avon’s policies on nanomaterial product safety by November 1, 2008; and

(5)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 14, 2008, as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Kim K. Azzarelli
Vice President, Associate General Counsel and Corporate Secretary

March 31, 2008

New York, New York

THE BOARD OF DIRECTORS URGES YOU

TO VOTE BY THE INTERNET OR BY TELEPHONE

OR TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD

IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2007 are available at www.edocumentview.com/avp

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 1, 2008. As a shareholder, you are invited to attend the Annual Meeting and you are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, at the Annual Meeting, we will review the business and operations of the Company and respond to questions from shareholders.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 14, 2008 may attend the Annual Meeting if you have an admission ticket or are pre-registered by the means set forth below and have photo identification. For shareholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. For beneficial owners holding shares in a bank or brokerage account, you can register to attend the meeting in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. If you register by this means, you will not be mailed a ticket. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder of the Company as of March 14, 2008.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record,” and the proxy materials have been sent directly to you by Avon. If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other record holder who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm, the adoption of the Executive Incentive Plan and, if presented, a proposal by shareholders, and this Proxy Statement also contains other required information. The Proxy Statement and accompanying proxy card are being mailed on or about March 31, 2008.

Who is entitled to vote?

Only holders of record of Avon’s common stock at the close of business on March 14, 2008 are entitled to vote. There were approximately 433,319,448 shares of Avon’s common stock outstanding on March 14, 2008. Shareholders are currently entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

You can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you. Also, shareholders can vote by telephone or via the Internet. Voting information is provided on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, the ratification of the appointment of our independent registered public accounting firm, the adoption of the Executive Incentive Plan and, if presented, a proposal by shareholders. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors, the ratification of the appointment of our independent registered public accounting firm, and the adoption of the Executive Incentive Plan, and against the individual shareholder proposal.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you do not give instructions to the bank, broker or other record holder holding your shares, it will not have discretionary voting power to vote your shares with respect to Proposal 4.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Under Proposal 1, each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. For purposes of Proposal 1, votes cast include votes to withhold authority but do not include abstentions with respect to that nominee’s election. The approvals of Proposals 2, 3 and 4 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan?

We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan. The trustees of the Plans, as record holders of the shares held in the Plans, will vote the shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by 11:59 p.m. (New York time) on April 25, 2008 and unless you have specified your instructions, your shares cannot be voted by the trustees.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, you should complete and return the proxy card as soon as possible, but no later than the closing of the polls at the Annual Meeting. If you vote by telephone or the Internet, your vote must be received by 11:59 p.m. (New York time) on April 30, 2008. If you hold shares in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, as indicated above, your voting instructions must be received by 11:59 p.m. (New York time) on April 25, 2008. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1—ELECTION OF DIRECTORS

Effective from and after the date of the 2006 Annual Meeting, the Board of Directors has fixed the number of directors at 10. At last year’s Annual Meeting, our shareholders approved a proposal to amend our Restated Certificate of Incorporation and By-Laws to implement the adoption of a majority vote standard and to eliminate cumulative voting in the election of directors. Our current directors are standing for re-election. Each nominee elected as a director will hold office until the next succeeding annual meeting or until his or her successor is elected and qualified.

PROPOSAL 1: The Board of Directors has nominated W. Don Cornwell, Edward T. Fogarty, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Gary M. Rodkin, Paula Stern and Lawrence A. Weinbach for election as directors. All nominees are current members of our Board.

All shares duly voted will be voted for the election of directors as specified by the shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of all of the nominees, each of whom has consented to serve as a director of the Company if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes to withhold authority but do not include abstentions with respect to that nominee’s election. At last year’s Annual Meeting, our shareholders approved a proposal to amend our Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. Furthermore, our shareholders approved the elimination of cumulative voting. These amendments became effective as of May 3, 2007 and apply to all director elections following the 2007 Annual Meeting of Shareholders.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee in accordance with the corporate governance guideline adopted by the Board in January 2006 and amended in July 2007, and described on page 12.

Set forth below is certain information furnished to the Company by each nominee.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

W. DON CORNWELL

Director since 2002                    Age: 60

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. He is a director of Pfizer, Inc. He is also a director of the Wallace Foundation and is a trustee of Big Brothers Big Sisters of New York.

EDWARD T. FOGARTY

Director since 1995                    Age: 71

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc.

FRED HASSAN

Director since 1999                    Age: 62

Mr. Hassan is the Chairman and Chief Executive Officer of Schering-Plough Corporation, a research-based global pharmaceutical company. Prior to assuming this position in April 2003, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Schering-Plough Corporation.

ANDREA JUNG

Director since 1998                    Age: 49

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Personal Care Products Council (formerly the Cosmetic, Toiletry and Fragrance Association) and a director of Catalyst.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 59

Ms. Lagomasino is the Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She served on the Board of the Coca-Cola Company and as Trustee of the Synergos Institute. Currently, she is a Trustee of the National Geographic Society and is a Board member of Lincoln Center Theater.

ANN S. MOORE

Director since 1993                    Age: 57

Mrs. Moore is Chairman and Chief Executive Officer of Time Inc. Prior to assuming this position in July 2002, Mrs. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, The Parenting Group, People, InStyle, Teen People, People en Español and Real Simple. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

PAUL S. PRESSLER

Director since 2005                    Age: 51

Mr. Pressler was President and Chief Executive Officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.’s Board of Directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was Chairman of the company’s Global Theme Park and Resorts Division. Mr. Pressler previously served as President of Disneyland, President of The Disney Stores and Senior Vice President of Consumer Products. Prior to Disney, he was Vice President of Marketing and Design for Kenner-Parker Toys. Mr. Pressler is a director of Overture Acquisition Corp. He serves on the Board of Big Brothers Big Sisters of America.

GARY M. RODKIN

Director Nominee                    Age: 55

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. Prior to assuming this position in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from 2002 to 2005. Mr. Rodkin also served as President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. He held various management positions at General Mills from 1979 to 1995, including President of Yoplait Yogurt. He serves on the Boards of the Grocery Manufacturers of America and Boys Town.

PAULA STERN, PhD.

Director since 1997                    Age: 63

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern is a director of Hasbro, Inc. She is Vice-Chair of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development.

LAWRENCE A. WEINBACH

Director since 1999                    Age: 68

Mr. Weinbach is a partner in Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation, a worldwide information services and technology company. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004, his title changed to Chairman and Chief Executive Officer and he held the position of Chairman from January 2005 until his retirement. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Discover Financial Services, Quadra Realty Trust, Inc. and UBS, AG.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company’s Board of Directors held nine meetings in 2007. The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Strategic Planning Committee. The charters of each Committee, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on the Company’s investor website (www.avoninvestor.com) and in print to any shareholder upon request. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2007 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

The non-management directors meet in regularly scheduled executive sessions, as needed, without the management directors or other members of management. On May 3, 2007, the Board appointed Fred Hassan to preside at all executive sessions of the Board and will review this appointment periodically. In the absence of the presiding director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session. A shareholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, the presiding director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

The Committee memberships listed below were effective as of December 31, 2007.

Audit Committee

Current Members	Messrs. Weinbach (Chair), Cornwell and Fogarty and Ms. Lagomasino

Number of Meetings in 2007	Seven

Primary Responsibilities	The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “audit committee financial expert,” under the rules of the Securities and Exchange Commission and that he is independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants the Company’s annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; the appointment, compensation, retention and oversight of the independent accountants; approving all audit and non-audit fees and services; and reviewing with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website. In addition, a separate report of the Audit Committee is set forth on page 54.

Compensation Committee

Current Members	Mrs. Moore (Chair), Messrs. Hassan, Pressler and Rodkin, and Ms. Lagomasino

Number of Meetings in 2007	Seven

Primary Responsibilities

The Compensation Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of the Company’s executives. The responsibilities of the Compensation Committee are set forth in the Committee’s charter and include: establishing the Company’s overall compensation and benefits philosophy; reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and recommending to the independent members of the Board the compensation of the Chief Executive Officer; determining and approving the compensation of all senior officers; approving grants of equity compensation awards under our stock plans, including the 2005 Stock Incentive Plan; approving or recommending for shareholder approval, as appropriate, all incentive compensation plans and equity-based plans; approving the adoption or amendment of certain employee benefit plans; and approving agreements with senior officers. The Committee is also charged with the responsibility of reviewing and discussing with management the Compensation Discussion and Analysis to be included in our proxy statement and, based on that review and discussion, determining whether to recommend to our Board of Directors inclusion of the Compensation Discussion and Analysis in the proxy statement.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities. As described on page 27 under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives,” the Committee has delegated to Ms. Jung as a director the authority to approve off-cycle stock option and stock-based grants to employees who are not Senior Officers. The full Committee, however, determines the aggregate amount, as well as the terms and conditions, of the off-cycle grants. A description of the external compensation consulting firm engaged by the Committee and scope of authority of the Committee is set forth on pages 22 and 23 under

“Compensation Discussion and Analysis—External Compensation Consulting Firm” and “Compensation Discussion and Analysis—Role of the Committee and Management.” The Committee’s charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of March 7, 2007; any future revisions will be posted to the same location on our website.

Nominating and Corporate Governance Committee

Current Members	Messrs. Hassan (Chair) and Rodkin, Mrs. Moore and Dr. Stern

Number of Meetings in 2007	Three

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the annual meeting of shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; reviews the Company’s management succession plans and oversees the evaluation of management; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors; and establishing and reviewing the principles for the selection and performance review of the Chief Executive Officer. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of January 26, 2006; any future revisions will be posted to the same location on our website.

Finance and Strategic Planning Committee

Current Members	Messrs. Fogarty (Chair), Cornwell and Pressler and Dr. Stern

Number of Meetings in 2007	Eight

Primary Responsibilities	The Finance and Strategic Planning Committee assists the Board in fulfilling its responsibilities to oversee the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies, banking relationships and funding of the Company’s employee benefit plans, and the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing with management on a timely basis significant financial matters of the Company, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and financial risk management; and reviewing with management the Company’s strategic planning process and procedures and its strategic plans. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website.

Director Independence

The Board of Directors assesses the independence of its members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as the Company’s Corporate Governance Guidelines available on the Company’s investor website (www.avoninvestor.com). As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of Avon stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is Chairman and Chief Executive Officer, or in magazines owned by Time Inc., of which Mrs. Moore is Chairman and Chief Executive Officer. In 2007, the aggregate cost of advertisements appearing on such television stations or in such magazines was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time Inc.

Based on the materiality standard described above, none of the relationships between the Company and Mrs. Moore or Mr. Cornwell, respectively, or any of the other non-management directors was material during 2007. The Board of Directors has concluded that each non-management director is independent of the Company.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in the Company’s Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to the Corporate Secretary of the Company.

Board Policy Regarding Voting for Directors

The Company has a corporate governance guideline whereby any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation and publicly disclose (in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The above is set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s investor website (www.avoninvestor.com).

Director Compensation

Information regarding director compensation is set forth on page 51 under “Director Compensation.”

Certain Legal Proceedings

In August 2005, a shareholder derivative complaint was filed in the United States District Court for the Southern District of New York, purportedly brought on behalf of Avon entitled Robert L. Garber, derivatively on behalf of Avon Products, Inc. v. Andrea Jung et al. as defendants, and Avon Products, Inc. as nominal defendant. An amended complaint was filed in this action in December 2005 in the United States District Court for the Southern District of New York (Master File Number 05-CV-06803) under the caption In re Avon Products, Inc. Securities Litigation naming certain of our officers and directors. The amended complaint alleges that defendants’ violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, between February 2004 and the present, have caused losses to Avon. In February 2006, we filed a motion to dismiss the amended complaint and the plaintiffs have opposed that motion.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee, each of whom is listed under “Compensation Committee Report” on page 21, has served as one of our officers or employees at any time. None of our executive officers served during 2007 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which Directors are elected, or until his or her successor is elected, except in the event of death, resignation or removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	49	1997

Elizabeth Smith	President	44	2005

Charles W. Cramb	Vice Chairman, Chief Finance and Strategy Officer	61	2005

Charles M. Herington	Executive Vice President, Latin America	48	2006

Brian C. Connolly	Executive Vice President, Global Sales	52	2002

Lucien Alziari	Senior Vice President, Human Resources	48	2004

Bennett R. Gallina	Senior Vice President, China, Western Europe, the Middle East and Africa	53	2006

John P. Higson	Senior Vice President, Central and Eastern Europe	49	2006

John F. Owen	Senior Vice President, Global Supply Chain	50	2006

Kim K.W. Rucker	Senior Vice President and General Counsel	41	2008

James C. Wei	Senior Vice President, Asia Pacific	50	2006

Richard S. Foggio	Group Vice President and Corporate Controller	48	2006

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Personal Care Products Council (formerly the Cosmetic, Toiletry and Fragrance Association) and a director of Catalyst.

Elizabeth Smith has been Avon’s President since September 2007, and, prior to that, served as Avon’s Executive Vice President, President North America and Global Marketing from September 2005 to September 2007, as well as Avon’s Executive Vice President and Brand President from January 2005 to September 2005. Prior to joining Avon, she was with Kraft Foods, Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Before that she was Group Vice President, Kraft Foods, Inc. and President, U.S. Beverage, Desserts and Cereal from October 2002 to January 2004, and Executive Vice

President and General Manager of the Beverage Division from September 2000 to October 2002. Prior to that, she was with Kraft Foods, Inc. as Vice President, Beverage and Desserts Division, from February 2000 to September 2000, and Director of Strategy and New Business Development, Beverage and Desserts Division, from February 1999 to February 2000. Ms. Smith is a director of Carter’s Inc.

Charles W. Cramb has been Avon’s Vice Chairman, Chief Finance and Strategy Officer since September 2007 and, prior to that, served as Executive Vice President, Finance and Technology, and Chief Financial Officer since joining Avon in November 2005. Prior to that, Mr. Cramb was Senior Vice President, Finance and Chief Financial Officer of The Gillette Company from 1997 to 2005. Previously, he was with The Gillette Company as Vice President and Corporate Controller from 1995 to 1997 and, prior to that, he held various positions within finance of ascending responsibility during his 35 years at the company. Mr. Cramb is a director of Idenix Pharmaceuticals, Inc. and Tenneco Inc.

Charles M. Herington has been Avon’s Executive Vice President, Latin America, since March 2008 and prior to that, Senior Vice President, Latin America since March 2006. Prior to joining Avon, Mr. Herington was President and Chief Executive Officer of America Online Latin America from 1999 to February 2006. On June 23, 2005, America Online Latin America filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining America Online Latin America, Mr. Herington served as President of Revlon Latin America. From 1990 to 1997, Mr. Herington held executive positions with PepsiCo Restaurants International, serving most recently from 1995 to 1997 as Division President of Kentucky Fried Chicken, Pizza Hut and Taco Bell of South America, Central America and the Caribbean. He also held several positions in management and marketing with Procter & Gamble in Canada, Puerto Rico and Mexico during the 10 years prior to his association with PepsiCo. Mr. Herington is a director of NII Holdings, Inc. (formerly Nextel International) and Molson-Coors.

Brian C. Connolly retired from the Company as of March 31, 2008. Mr. Connolly was Avon’s Executive Vice President, Global Sales from September 2005 to March 31, 2008. Prior to that, Mr. Connolly was Executive Vice President and President, North America from 2003 to 2005, Senior Vice President and President, North America from 2001 to 2003, President of Avon U.S. from 2000 to 2001 and Senior Vice President of Sales and Operations for Avon U.S. from 1999 to 2000. Previously, Mr. Connolly was Group Vice President of Sales and Customer Service for Avon U.S. from 1998 to 1999 and Group Vice President-Sales for Avon U.S. from 1997 to 1998 and, before that, held various positions in sales and finance since joining Avon in 1978.

Lucien Alziari joined Avon as Senior Vice President, Human Resources in September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Bennett R. Gallina has been Avon’s Senior Vice President, China, Western Europe, the Middle East and Africa since November 2005 and, prior to that, was Senior Vice President and President, Asia Pacific from 2004 to 2005, Senior Vice President, Global Operations from 2000 to 2004, President of Avon Canada from 1998 to 2000 and held various positions in finance since joining Avon in 1977.

John P. Higson has been Avon’s Senior Vice President, Central and Eastern Europe since December 2005 and, prior to that, was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

John F. Owen has been Avon’s Senior Vice President, Global Supply Chain since December 2005 and, prior to that, was Senior Vice President and President, Europe, Middle East & Africa from 2004 to 2005, Senior Vice President, Business Transformation from 2002 to 2004, Group Vice President, Global Finance from 2000 to

2002, Vice President, Finance North America from 1997 to 2000 and held various positions in finance since joining Avon in 1980.

Kim K.W. Rucker has been Avon’s Senior Vice President and General Counsel since March 31, 2008. Prior to joining Avon, Ms. Rucker was the Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.) from 2004 to 2008. Ms. Rucker was Counsel, Corporate Affairs at Kimberly-Clark Corporation from 2001 to 2004 and previously was a partner at the Chicago law firm of Sidley Austin LLP.

James C. Wei has been Avon’s Senior Vice President, Asia Pacific since November 2005 and, prior to that, was Vice President, New Markets and Strategic Planning, Asia Pacific from 2004 to 2005 and Regional Vice President, Strategic Planning, Asia Pacific from 2003 to 2004. Before joining Avon in 2003, Mr. Wei was the Vice President and General Manager of Procter & Gamble Health and Beauty Care, GBU, Greater China from 1999 to 2003 and, before that, held various positions in general management and marketing with Procter & Gamble in his 19 years there. He is a director of Li Ning Company Limited and Tsann Kuen (China) Enterprise Co. Ltd.

Richard S. Foggio has been Avon’s Group Vice President and Corporate Controller since January 2006 and, prior to that, was Group Vice President, Global Finance from 2002 to 2004 and Vice President, Global Finance from 2000 to 2002. Prior to 2000, Mr. Foggio held various positions in finance at Avon including Assistant Treasurer—International, and Finance Director for the Americas Region since joining Avon in 1987. Prior to joining Avon, Mr. Foggio held various strategy and financial positions at CBS, Inc. and American Can Co.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 14, 2008 regarding the beneficial ownership of Avon’s common stock by each director and director nominee of Avon, each named executive officer (as defined in the introduction to the “Summary Compensation Table” on page 31), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of common stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC (1)	39,512,751	9.2%
Capital World Investors (2)	38,437,200	9.0%
Capital Research Global Investors (3)	23,098,960	5.4%
Brian Connolly (7) (8) (10)	475,889	*
W. Don Cornwell (4) (5) (6)	41,963	*
Charles W. Cramb (7) (8) (10)	171,129	*
Edward T. Fogarty (4) (5)	112,907	*
Fred Hassan (4) (5) (9)	89,079	*
Andrea Jung (7) (8) (10)	3,603,828	*
Gilbert L. Klemann, II (7) (8) (10)	421,508	*
Maria Elena Lagomasino (4) (5)	60,419	*
Ann S. Moore (4) (5) (6) (9)	98,223	*
Paul S. Pressler (4) (5)	19,635	*
Gary M. Rodkin (4)	2,519	*
Elizabeth Smith (7) (8) (10)	201,185	*
Paula Stern (4) (5)	39,999	*
Lawrence A. Weinbach (4) (5)	70,079	*
All 21 directors and executive officers as a group (8) (11)	6,448,694	1.5%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 14, 2008 through the exercise of stock options.

(1)	In its Schedule 13G/A filed on February 14, 2008 with the Securities and Exchange Commission, FMR LLC reported the beneficial ownership of 39,512,751 shares on behalf of certain of its subsidiaries and Fidelity International Limited. Most shares are held by its subsidiary, Fidelity Management & Research Company, as a result of acting as investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC reported that it had sole voting power with respect to 2,270,714 shares, shared voting power with respect to no shares, sole dispositive power with respect to 39,512,751 shares and shared dispositive power with respect to no shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	In its Schedule 13G filed on February 11, 2008 with the Securities and Exchange Commission, Capital World Investors, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a division of Capital Research and Management Company (CRMC), reported the beneficial ownership of 38,437,200 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors reported that it had sole voting power with respect to 9,667,200, shared voting power with respect to no shares, sole dispositive power with respect to 38,437,200 shares and shared dispositive power with respect to no shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	In its Schedule 13G filed on February 12, 2008 with the Securities and Exchange Commission, Capital Research Global Investors, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a division of Capital Research and Management Company (CRMC), reported the beneficial ownership of 23,098,960 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors reported that it had sole voting power with respect to 10,860,960 shares, shared voting power with respect to no shares, sole dispositive power with respect to 23,098,960 shares and shared dispositive power with respect to no shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	Includes, for each indicated non-management director, restricted shares that have been granted as part of his or her annual retainer compensation, as follows: Mr. Cornwell, 9,563 shares; Mr. Fogarty, 15,999 shares; Mr. Hassan, 13,079 shares; Ms. Lagomasino, 10,819 shares; Mrs. Moore, 15,999 shares; Mr. Pressler, 6,635 shares; Mr. Rodkin, 2,519 shares; Dr. Stern, 15,999 shares; and Mr. Weinbach, 13,079 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Mr. Fogarty, 4,408 shares; and Mrs. Moore, 9,624 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 14, 2008 through the exercise of stock options, as follows: Mr. Cornwell, 32,000 shares; Mr. Fogarty, 64,000 shares; Mr. Hassan, 56,000 shares; Ms. Lagomasino, 44,000 shares; Mrs. Moore, 64,000 shares; Mr. Pressler, 8,000 shares; Dr. Stern, 24,000 shares; and Mr. Weinbach, 56,000 shares.

(6)	Includes, with respect to Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Mrs. Moore, 400 shares held in the names of family members as to which she disclaims beneficial ownership.

(7)	Includes, for each named executive officer, shares which he or she has the right to acquire within 60 days of March 14, 2008 through the exercise of stock options, as follows: Mr. Connolly, 443,302 shares; Mr. Cramb, 159,324 shares; Ms. Jung, 3,282,670 shares; Mr. Klemann, 403,273 shares; and Ms. Smith, 178,903 shares. Includes, for Ms. Jung, 84,862 shares pledged as security.

(8)	The table above excludes, for each named executive officer, and the directors and executive officers as a group, restricted stock units because restricted stock units do not afford the holder of such units voting or investment power. As of March 14, 2008, Mr. Connolly held 24,260 restricted stock units, Mr. Cramb held 133,991 restricted stock units, Ms. Jung held 166,920 restricted stock units, Mr. Klemann held 10,390 restricted stock units which vested upon his separation from service but will not be settled until March 2010 provided the performance goals are satisfied (as described under “Executive Compensation—Option Exercises and Stock Vested” on page 38), Ms. Smith held 122,963 restricted stock units, and the directors and executive officers as a group (including Mr. Klemann who was a named executive officer during 2007) held 762,840 restricted stock units. In addition, the table above excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 14, 2008, Mr. Connolly held 38,000 deferred stock units, Ms. Jung held 140,000 deferred stock units, Mr. Klemann held 22,000 deferred stock units, Ms. Smith held 44,885 deferred stock units, and the directors and executive officers as a group (including Mr. Klemann who was a named executive officer during 2007) held 262,885 deferred stock units.

(9)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Mrs. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(10)	Includes, for each named executive officer, shares held in the Avon Personal Savings Account Plan (401(k) Plan), as follows: Mr. Connolly, 19,550 shares; Mr. Cramb, 3,805 shares; Ms. Jung, 5,157 shares; Mr. Klemann 1,954 shares; and Ms. Smith, 2,339 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(11)	The table above provides beneficial ownership information as a group for all of the Company’s directors and executive officers as of March 14, 2008 as well as Mr. Klemann, who was a named executive officer during 2007 but separated from service effective December 31, 2007. Includes 600 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 28,200 shares as to which beneficial ownership was shared with others and 5,799,073 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 14, 2008 through the exercise of stock options. Includes 47,577 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

There have been no related person transactions required to be reported since the beginning of 2007.

Policies and Procedures for Related Person Transactions

The Company has policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

The Company’s Code of Business Conduct and Ethics, which is available on the Company’s investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company.

The Company’s compliance committee, which was established by the Board of Directors and includes members of the Company’s senior management, initially reviews all actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. However, under the written charter of the committee, any conflicts of interest that are deemed related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors shall consider any such related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and its shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors shall be disclosed as required.

The Company has multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. The Company also annually distributes a questionnaire to its executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. In addition, the Company’s global internal audit function has processes in place, under its written procedure policies, to identify potential conflicts of interest and report them to the compliance committee. One process is its periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. The global internal audit function also periodically surveys the Company’s global finance function, including accounts payable, for any amounts paid to any member of the Board of Directors, executive officer or 5% shareholder of the Company, and certain of such persons’ affiliates. Accounts payable then produces a report of any amounts paid to any such persons, which is then reviewed for any potential conflicts of interest under the Code.

The Company also has other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the Company’s Corporate Governance Guidelines, which are available on the Company’s investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with the Company, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 11. In addition, the Company maintains a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	25,758,924	(2)	$33.25	(2)	24,620,234	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	25,758,924		$33.25		24,620,234

(1)	These plans are the Company’s 1993 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (SARs) of which 141,278 were outstanding as of December 31, 2007.

(3)	As of December 31, 2007, 22,208,474 shares remained available for issuance under the 2005 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Of the 22,208,474 shares, 5,272,823 shares remained available for awards of stock and stock units as of December 31, 2007. Although 1,327,592 and 1,084,168 shares remain available for issuance under the 2000 Stock Incentive Plan and 1993 Stock Incentive Plan, respectively, no additional stock options or other stock awards will be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2007 all Section 16 reports that were required to be filed were filed on a timely basis, except that Form 4/As for each of Mr. Alziari, Mr. Cramb and Mr. Herington were filed one day late to report a grant of restricted stock units.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Compensation Committee

Ann S. Moore, Chair

Fred Hassan

Maria Elena Lagomasino

Paul S. Pressler

Gary M. Rodkin

March 5, 2008

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company’s overall business strategy. The guiding principles used in the design of the program are:

•

Target total compensation levels must be competitive with the compensation practices of other leading beauty and consumer products companies and actual compensation levels commensurate with relative shareholder returns and financial performance.

•	Compensation is “pay-for-performance” such that individual compensation awards are tied to Company, business unit and individual performance.

•

Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that reward both team and overall Company performance on an annual basis as well as reward for building shareholder value over a multi-year period.

•

Overall executive compensation levels (base salary and annual and long-term incentive compensation) are targeted at the median of the market. Compensation levels for sustained top performers, typically including our named executive officers, are targeted at the 75th percentile of market. Consistent with this philosophy, the total 2007 salary and annual and long-term incentive compensation for the named executive officers was, on average, between the median and the 75th percentile of the market.

External Compensation Consulting Firm

The Compensation Committee has engaged an external executive compensation consulting firm, Mercer HR Consulting, to advise it on executive compensation issues for Senior Officers, including, but not limited to, annual adjustments to pay levels, market practices regarding executive compensation including incentive plan design, equity awards, executive retirement and other benefit programs, and employment contracts. Senior Officers include all named executive officers as well as other officers at or above the level of Senior Vice President and, for 2007, an additional officer covered by Rule 16a-1(f) under the Securities Exchange Act of 1934. Mercer reports to the Committee and consults directly with the Chair as requested. Mercer typically attends Committee meetings when the compensation of named executive officers is scheduled to be discussed and, during the Committee’s deliberations on the compensation of the Chairman and Chief Executive Officer (CEO), Mercer participates in the executive sessions of the Committee, typically without any members of management being present. Mercer also assists management in implementation of changes in the compensation of Senior Officers that are determined by the Committee. The Committee has the sole authority to continue or terminate its relationship with Mercer.

Mercer has also been retained by management to provide compensation consulting advice and services for officers and other executives below the level of Senior Officer. We believe that it is efficient for alignment and consistency purposes to have a compensation consultant familiar with our total compensation program to provide data, analysis and consultation on compensation matters for our Senior Officers as well as for officers and other executives below the Senior Officer level. In addition, other Mercer offices and consultants work with us throughout the world on various compensation and benefits issues. Mercer personnel involved in compensation matters for the Committee do not participate in any other services provided by Mercer to the Company.

The Role of the Committee and Management

The Compensation Committee approves all compensation decisions which affect our Senior Officers. The Committee works closely with our senior human resource executives and Mercer to review competitive practices and pay ranges that impact the Senior Officer group and adjust the base salary and target incentive ranges based on the competitive review; to make significant compensation policy changes for executives and changes to the benefits program; and to review various internal policies and procedures including those related to equity awards, such as stock option grants. After considering the market data and relative internal contributions, the CEO makes individual compensation recommendations for Senior Officers, including the named executive officers, to the Committee for its review and approval. These individual compensation recommendations include merit increases, annual incentive targets and payouts, long-term incentive awards and composition of such awards, and other compensation awards as they may arise. In addition, for each Senior Officer, the Committee reviews retirement and savings accounts and deferred compensation account balances as part of its annual total compensation review.

The Committee, in consultation with the independent members of the Board of Directors, establishes performance objectives for the CEO each year. The attainment of these performance objectives is then evaluated by the Committee, in consultation with the independent members of the Board of Directors, in part to determine the CEO’s annual incentive compensation payout. The Company’s senior human resource executives work with the Committee’s external executive compensation consultant to recommend any adjustments to the compensation structure and level of pay for the CEO.

The Committee at all times has direct access to any of our officers or employees. Executives do not recommend or determine any element of their own compensation packages.

Annual Executive Compensation Review

Compensation levels and practices for the CEO; the Vice Chairman, Chief Finance & Strategy Officer (CFO); and the President are assessed each year primarily against a peer group of 12 beauty and consumer goods companies. This group of peer companies was selected based on the fact that we compete with these organizations for employees, customers and shareholders. These companies are comparable to Avon in terms of their consumer products orientation, size and global scale. This group differs from the Industry Composite Group included in the Stock Performance Graph in our annual report on Form 10-K, as the Compensation Committee believes that these peers better represent the market with which we compete for executive talent. Our compensation peer group for 2007 remained the same as for 2006 and was comprised of: Campbell Soup, Clorox, Colgate-Palmolive, Estee Lauder, General Mills, H.J. Heinz, Hershey Foods, Kellogg, Kimberly Clark, Procter & Gamble, Revlon and Sara Lee.

In 2007, the Committee benchmarked the compensation of Senior Officers other than the CEO, the CFO and the President, including the other named executive officers, against Mercer’s Consumer Goods Industry Composite (comprised of 16 companies, four of which are in our peer group). Although there is typically sufficient data available from peer group information for the CEO, CFO and President positions, there is typically insufficient data available solely from the peer group of 12 companies for the other Senior Officer positions. For this reason, we use a broader group to obtain data for the other Senior Officers. This second group of 16 consumer goods companies is comprised of organizations with revenues ranging from $6 billion to $10 billion and includes the following four companies that are also in our peer group: Campbell Soup, Estee Lauder, H.J. Heinz and Kellogg. When we refer to “market,” we mean the peer group of 12 companies where available data exists, and otherwise to Mercer’s Consumer Goods Industry Composite. The other 12 companies in Mercer’s Consumer Goods Industry Composite are: Black and Decker, Brunswick, Dean Foods, Dole Food, Fortune Brands, Hormel Foods, Land O Lakes, Mattel, Molsen Coors Brewing, Newell Rubbermaid, Reynolds America, and VF Corporation. We also use data from this other group of 16 companies for the CEO, the CFO and the President when a sufficient amount of comparative data is not available from the peer group data for which the Committee is seeking relevant information.

The Committee’s goal is to provide total compensation packages that are competitive with prevailing practices within our peer group and market. The use of comparisons against the peer group and market is only one of the elements in the Committee’s determination process, as the Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances, personal achievement and the evolving business environment.

Elements of Compensation

The Company’s executive compensation program is composed of the following elements:

•	Base salary;

•	Annual incentive; and

•

Long-term incentives, which for the named executive officers for 2007 included restricted stock units, stock options, and cash awards under the Avon Products, Inc. 2006-2007 Turnaround Incentive Plan (TIP). A performance cash plan is also a component of the long-term incentive program, although no payout was made under this plan as described further under “2005-2007 Performance Cash Plan” below.

We target a pay mix for our named executive officers of approximately 25% in base salary, 20% in annual incentive, and 55% in long-term incentives, on average. Although we typically do not target each element of compensation to be at a specific competitive level, we target total compensation at the median of the market but at the 75th percentile of the market for sustained top performers. Consistent with this philosophy, the actual total 2007 salary and annual and long term incentive compensation for the named executive officers was, on average, between the median and the 75th percentile of the market. In addition, we provide a competitive benefits and perquisites program as outlined below.

Annual incentive compensation awards are made to Senior Officers under the Avon Products, Inc. Executive Incentive Plan (EIP) to motivate and reward them for meeting or exceeding the Company’s annual financial goals and their personal contributions towards such goals during the year. In addition to the EIP, which motivates and rewards for one year of performance, awards of stock options and restricted stock units are designed to encourage long-term focus and reward increases in shareholder returns while encouraging executives to remain in our employ. The level of stock option and restricted stock unit awards is determined based on competitive practice as well as on the grantee’s individual performance and potential individual contribution to the growth and development of the Company. When determining award sizes for each named executive officer, the Compensation Committee also considered the executive’s opportunities under the long-term cash incentive plans in order to assess the executive’s aggregate equity and long-term incentive opportunity.

In addition to stock options and restricted stock units, we use long-term performance cash plans to incentivize our executives to achieve multi-year objectives. Awards are made under the long-term incentive plans to encourage long-term retention and motivate executives to achieve the goals of the Company’s multi-year turnaround plan. In establishing the TIP, the Committee determined that it desired executives to focus on achieving the Company’s strategic and financial goals in order to fully align with its turnaround plan objectives.

The Committee applies the same compensation philosophies and guiding principles when determining total compensation for all named executive officers, including Ms. Jung. The total compensation level for Ms. Jung differs from the other named executive officers for several reasons: (i) as CEO, Ms. Jung has ultimate management responsibility and the key leadership role in the Company and has greater decision making authority and responsibility than the other named executive officers; (ii) the CEO has the primary responsibility of carrying out the strategic plans and policies and is the officer with ultimate accountability; and (iii) it is customary and consistent with the market for CEOs to be compensated at a multiple of the compensation of other named executive officers.

The Committee also used the same principles for all of the named executive officers in determining the level of their equity-based incentive compensation, including consideration of the range appropriate to the executive’s level as compared to the market, individual performance and potential future individual contributions to the growth and development of the Company. In order to incentivize Ms. Jung to achieve the goals of the Company’s turnaround plan and to place a significant portion of her compensation at risk based on the Company’s performance, the 2006 restricted stock unit award for Ms. Jung will not be paid unless both cumulative revenue and operating profit goals are achieved during the three-year period 2006 to 2008. The performance goals are aligned with the threshold global revenue and operating profit goals under the annual incentive program under the EIP for each of 2006 and 2007, and the annual revenue and operating profit goals established by the Committee for 2008. In addition, in order to further incentivize all of the named executive officers to achieve the Company’s multi-year financial and strategic goals, the 2007 grant of restricted stock units for all of the named executive officers, including Ms. Jung, will vest only upon the attainment of cumulative revenue and operating profit goals over the period 2007 to 2009, similar to Ms. Jung’s 2006 restricted stock unit award. See “Long-Term Incentive Compensation—Equity-Based Long-Term Incentives” below.

Base Salary

We pay competitive base salaries to the named executive officers in order to compensate them for their contributions based on job responsibilities and individual performance and in order to retain them in our employ. Annual salary increases, normally effective April 1, are based on the Company’s overall salary increase budget, individual performance and market comparison. Ms. Jung did not receive a salary increase during 2007 because we believe that her base pay level was appropriately aligned with the market. Ms. Smith and Mr. Cramb did not receive merit increases as part of the normal salary planning cycle as their salaries were already positioned competitively. However, in September 2007, Ms. Smith received a salary increase to $750,000 upon her appointment as President, and Mr. Cramb received a salary increase to $750,000 upon his appointment as Vice Chairman, Chief Finance & Strategy Officer. Mr. Klemann received a merit increase to $535,000 annually and Mr. Connolly received a market adjustment and merit increase to $600,000 annually.

Annual Incentive Plan

Under the EIP, the Compensation Committee establishes at the beginning of the year certain quantitative performance goals which, if met, allow for the funding of a maximum bonus opportunity of 200% of the target award. The EIP is designed to comply with Section 162(m) of the Internal Revenue Code so that we can take a tax deduction for executive compensation paid pursuant to the EIP to certain officers earning in excess of $1 million. Each of our named executive officers participated in the annual incentive program under the EIP for 2007. The target awards for each of the named executive officers for 2007 were as follows: 175% of salary for Ms. Jung; 100% of salary for Mr. Cramb and Ms. Smith; 70% of salary for Mr. Klemann; and 80% of salary for Mr. Connolly.

Funding. For 2007, the Committee established the following targets that must be met in order for the bonus opportunity to be funded for the named executive officers (other than Ms. Smith):

	30% of Target (Threshold)	200% of Target (Maximum)
Revenue (weighted 50%)	$8.764 billion	$9.231 billion
Operating Profit (weighted 50%)	$1.072 billion	$1.143 billion

As required under the EIP, the revenue measure excludes the impact of currency fluctuations, and the operating profit measure excludes the impact of acquisitions, divestitures, material disposal losses, restructuring costs, certain pension savings and currency fluctuations. As our actual 2007 global revenues, as calculated under the EIP, exceeded the 200% funding target, and our actual 2007 global operating profit, as calculated under the EIP, exceeded the 30% funding target but fell below the 200% funding target, funding of up to 142% of the target awards was authorized for our named executive officers other than Ms. Smith.

The performance goals for Ms. Smith were weighted as follows: 22.5% global revenue, 22.5% global operating profit, 27.5% North America revenue and 27.5% North America operating profit. The Company is not able to disclose the North America targets for Ms. Smith, as the Company believes that such disclosure would result in competitive harm. Based on our experience in the region and the pay-for-performance history under the EIP, we believe that these targets were set sufficiently high to provide incentive to achieve a high level of performance. Over the past five years, the payout tied to North America regional revenue and operating profit has been between 0% and 151% of the participant’s target award opportunity with an average approximate payout of 77%. For 2007, funding of up to 174% of the target award was authorized for Ms. Smith.

Individual Payouts. Under Section 162(m), the Committee is permitted to adjust the awards downward, and for 2007, the Committee determined to pay EIP awards in a reduced amount for each named executive officer. In making a determination of the actual amount of the payouts, the Committee started its analysis with a potential payout of 100% of the target award and then reviewed whether to adjust this amount upward or downward based on the achievement of revenue and operating profit goals and also based on individual contributions of each named executive officer (but in no case more than the authorized percentages as set forth above). The ultimate payout was based on the following:

	Global Revenue	Global Operating Profit	North America Revenue	North America Operating Profit	Individual Contribution
Named Executive Officers (other than Ms. Smith)	35%	35%	—	—	30%
Ms. Smith	21.2%	21.2%	13.8%	13.8%	30%

As shown in the table above, 70% of the actual payout for each named executive officer was based on the Company’s financial results. For payout purposes on the global financial component, the Committee considered the following global revenue and operating profit goals and payout levels:

	30% of Target	100% of Target	200% of Target
	(in billions)
Revenue	$8.764	$9.231	$9.508
Operating Profit	$1.072	$1.143	$1.246

Threshold operating profit of $1.072 billion for 2007 was required for any EIP payment. In 2007, for purposes of payout, the revenue measure excludes the impact of currency fluctuations, and the operating profit measure excludes the impact of restructuring costs, currency fluctuations and certain strategic investments. On this basis, global revenue of $9.341 billion and global operating profit of $1.119 billion were achieved.

The remaining 30% of the actual payout for each named executive officer was based on the Committee’s subjective assessment of the performance of each named executive officer in fulfilling his or her role and responsibilities in light of the Company’s strategic objectives. The Committee also considered the CEO’s recommendation regarding the other named executive officers as part of this assessment.

The Committee established this 70/30 split to strike an appropriate balance between aligning the executive’s incentives with the Company’s overall corporate objectives and with individual accountability for each executive’s personal contributions. Based on the achievement of the financial results described above (and North America regional results for Ms. Smith) and the Committee’s subjective assessment described above, the Committee approved EIP payments for the named executive officers that ranged from 107% to 123% of their target amounts. The EIP payouts are quantified in the Summary Compensation Table.

Long-Term Incentive Compensation

Our long-term incentive program for 2007 included the following equity-based and cash-based incentives:

•	Equity-based: stock options and performance-based restricted stock units (PRSUs).

•	Cash-based: Turnaround Incentive Plan and Performance Cash Plan.

In addition, from time to time certain of the named executive officers who are sustained top performers may receive a special grant of time-based restricted stock units as additional incentive to remain in the Company’s employ.

For the Senior Officer group, in 2007, equity-based compensation (as opposed to cash incentives) comprised a larger portion of their total long-term incentive compensation package than is typical in the market.

Equity-Based Long-Term Incentives

During 2007, the Compensation Committee granted stock options and PRSUs to each of the named executive officers. The Company offered a choice between stock options and restricted stock units for all eligible employees below the Senior Officer level. Senior Officers, including the named executive officers, were not provided with a choice and were awarded 50% of their equity grant in the form of stock options and 50% in the form of PRSUs. In calculating the number of stock options and PRSUs to grant, the Company uses a ratio of 3.5 stock options to 1.0 PRSU.

It is the policy of the Committee to approve annual equity grants at its regularly pre-scheduled meeting in March of each year. In addition, from time to time, we may make off-cycle equity grants (for example, to new hires or for promotions). The Committee establishes the aggregate number of shares that may be subject to such awards and the terms and conditions of such awards, but in the case of employees who are not Senior Officers, has delegated to Ms. Jung as a director the authority to determine the grantees of the awards and the number of shares subject to each award. These grants are made on pre-established dates established by Committee and we do not time the release of non-public information for the purpose of affecting the value of equity awards.

All of our equity awards are subject to forfeiture if, within one year after termination of employment, the employee violates non-competition, non-disclosure or non-solicitation of employee covenants that are contained in the stock option and stock award agreements.

PRSUs. The 2007 PRSUs are “at risk”—they will only vest if cumulative revenue and operating profit goals are achieved over a three-year performance period beginning January 1, 2007 and ending December 31, 2009. These performance goals are aligned with the threshold global revenue and operating profit goals under the annual incentive program under the EIP for 2007, the annual revenue and operating profit goals established by the Committee for 2008, and the annual revenue and operating profit goals to be established by the Committee for 2009. Dividend equivalents accrue over the vesting period but will only be paid if, and when, the performance goals are met.

Stock options. Stock options are granted for a term of ten years and vest in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date. We use nonqualified stock options so that the Company receives a tax deduction upon exercise of the option.

Time-based restricted stock units. In 2007, Mr. Cramb received a grant of 100,000 time-based restricted stock units. These restricted stock units vest 100% after three years as we believe this vesting schedule most encourages retention. Dividend equivalents will be paid on these restricted stock unit awards annually.

Turnaround Incentive Plan

In November 2005, we announced a multi-year four-point turnaround plan to restore sustainable growth. The four-point turnaround plan includes (i) committing to brand competitiveness, (ii) winning with commercial edge by more effectively utilizing pricing and promotion, expanding our Sales Leadership program and improving the service provided to our Representatives, (iii) elevating organization effectiveness by redesigning our structure to eliminate layers of management to take full advantage of our global scale and size, and (iv) transforming the cost structure so that our costs are aligned to our revenue growth and remain so. A significant portion of this initiative, which includes an organizational realignment to bring senior management closer to operations, was undertaken during 2006 and 2007.

In March 2006, the Compensation Committee approved the 2006-2007 Turnaround Incentive Plan (TIP) with performance measures linked to the four-point turnaround plan and which was designed to focus key executives on achieving its objectives. The TIP covers senior officers generally at the level of Vice President and above, including the named executive officers. The target award opportunity was equal to two-thirds of average earned base salary for 2006 and 2007 with potential payouts ranging from 0% to 200% of the target award depending upon achievement against the following performance metrics:

Weight	Goals	Measures
20%	Commit to Brand Competitiveness	• Beauty, Skincare, Fragrance and Color category sales against market growth
20%	Win with Commercial Edge	• Promotions (depth, frequency) • Size of line reduction • Active Representative growth • Leadership adoption • Representative service
20%	Elevate Organizational Effectiveness	• Reduction in organizational layers and positions • Adoption of matrix structure
20%	Radically Transform the Cost Structure	• Restructuring plan • Zero overhead growth
20%	Chairman’s Overall Summary	• Overall performance against goals

In order for any payout to occur, the Company needed to achieve cumulative global operating profit of $1.708 billion during 2006 and 2007, which is the sum of the operating profit levels that were required to be achieved for each of 2006 and 2007 in order for there to be a threshold payout under the EIP. This measure excludes the impact of certain restructuring costs, strategic investments, certain tax charges, and currency fluctuations. As cumulative operating profit of $1.892 billion was achieved for 2006-2007, the Committee was able to make payments under the TIP.

After the end of the performance period, the Committee evaluated performance against the goals and considered quantitative results against certain of the goals. The Committee considered the following as the most significant factors in determining the level of payout:

•	average growth in sales of beauty products was above market growth during 2006-2007 (7.5% versus market of 6%) and average growth in three out of the four categories was at or ahead of market;

•	size of line reduction of 27% was ahead of target of 25% and active Representative growth in 2007 was 9%, ahead of plan of 7%;

•	the delayering plan was completed with seven layers of management removed and approximately 4,500 positions eliminated;

•	zero overhead growth was achieved excluding the impact of restructuring costs; and

•

savings of approximately $430 million will be achieved through the Company’s original $500 million restructuring plan, with savings to reach approximately $300 million in 2009 and an additional $130 million in savings to be achieved upon full implementation for an additional $30 million in cost to bring the total cost of the plan to $530 million.

In addition, the Chairman recommended an above target payout based on an overall assessment of the execution by the Company in achieving the goals described above and the fact that the Company succeeded in growing market share during a turnaround.

After review of the 2006-2007 performance against the quantitative and qualitative measures described above, the Committee, using its subjective assessment, determined that a payout of 150% of target should be made.

2005-2007 Performance Cash Plan

In January 2005, the Compensation Committee approved the 2005-2007 Performance Cash Plan. This Plan covers the CEO, certain other executive officers, including the named executive officers, and other key executives. Target awards are equal to one to two times base salary. Actual payouts may range from 0% to 200% percent of target. The Committee may exercise discretion to lower payouts based on individual performance. The financial objectives established in March 2005 for the 2005-2007 performance period were not attained and, therefore, there will be no payouts under this Plan.

Long-Term Cash Plan

In the first quarter of 2008, the Compensation Committee approved a long-term bonus program under the Company’s new Executive Incentive Plan, which is being presented to shareholders for approval. See “Proposal 3—Adoption of Executive Incentive Plan” beginning on page 57 of this Proxy Statement. The bonus program is designed to focus key executives on the business growth success of the Company over the performance period from January 1, 2008 through December 31, 2010. The Committee designated key executives of the Company as participants, including the named executive officers (other than Mr. Klemann and Mr. Connolly).

Retirement and Other Employee Benefit Programs

Consistent with market practice, the Company offers competitive retirement and savings benefits, as described in more detail below. The Company’s health and other welfare benefits for Senior Officers generally provide the same benefits as for all employees, except that the Company also provides a supplemental life insurance benefit for certain Senior Officers.

We maintain a pension plan, the Avon Products, Inc. Personal Retirement Account Plan (PRA), which provides two separate benefit accrual formulas depending on the date of hire. For all employees first employed on or after July 1, 1998, the PRA has a cash balance benefit formula. Generally, for employees first employed on or before June 30, 1998, the PRA has a final average pay benefit formula which becomes frozen on June 30, 2008. The PRA is a tax qualified plan, and thus, the amount that we may contribute to it is limited by Internal Revenue Code provisions. We believe that plan participants should be entitled to the retirement benefit provided by the plan formula notwithstanding the Internal Revenue Code limitations. We have therefore established the Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) as a nonqualified pension plan in order to provide the benefits that cannot be paid under the PRA due to the Internal Revenue Code limitations. We have found that these types of benefit restoration plans are common in our peer group and industry. Ms. Smith and Messrs. Cramb and Klemann are participants in the BRP. Ms. Jung and Mr. Connolly are covered under another nonqualified pension plan, the Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (SERP), which provides retirement benefits in excess of those which would be provided under the BRP for select employees. The SERP was established in 1982 to provide additional benefits for certain senior high-performing officers. Coverage under this plan is required by the terms of Ms. Jung’s employment agreement. Mr. Connolly’s participation in the SERP was approved by the Board in 2002 because of his status as a top performing executive critical to the Company. The SERP is closed to new participants.

We also maintain a tax qualified 401(k) plan for employees, under which employees can defer a portion of their compensation and we make a matching contribution up to a maximum of 4.5% of compensation. Because there is a tax limit on the amount that an employee can defer ($15,500 for 2007), we permit certain employees to defer to the Avon Products, Inc. Deferred Compensation Plan (DCP) the contributions that cannot be made to our 401(k) plan due to the tax limits and we credit the same match under the DCP that would have been made if the contributions had been made to the 40l(k) plan. Participants in the DCP may also defer part of their salary, bonus and other forms of compensation into the plan. Amounts deferred under the DCP are deemed to be invested, at the election of the participant, in hypothetical investments of either a fixed interest rate fund (6.75% for 2007), an

S&P 500 index fund or the Avon Stock Fund. The Company has the use of the amounts deferred until payout, but then distributes to the participant at the payout date the amount deferred as increased or decreased by the deemed investment return. A description of our pension, 401(k) and deferred compensation arrangements can be found under “Pension Benefits” beginning on page 38 and “Nonqualified Deferred Compensation” beginning on page 42.

Perquisites

As part of our overall compensation program, we provide some perquisites to executives that are not available to employees generally. The perquisites for the named executive officers are described in Footnote 5 to the “Summary Compensation Table” on page 32 and are generally limited to the provision of financial planning and tax preparation services, automobile lease or flexible spending allowance, personal automobile and excess liability insurance, home security systems and services, and executive health exams. We compared the level of perquisites provided to these executives against our peer group and broader consumer goods companies in 2007 and found our practices and levels to be generally in line with the market. The Company from time to time also provides certain executives, including our named executive officers, with complimentary Avon products, such as samples of new product launches. We believe that continuing these perquisites is consistent with our overall objectives of assisting us in attracting and retaining key executive talent.

Post-Termination Payments

We have individual agreements with Ms. Jung, Ms. Smith and Mr. Cramb and maintain certain plans which provide for payments upon termination of employment under certain circumstances. These agreements were based on competitive practice at the time we entered into such agreements. The agreements for Ms. Smith and Mr. Cramb provide substantially similar post-termination benefits. The termination of employment benefits for Ms. Jung are higher in order to keep her benefits competitive with other CEOs. See “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44.

We believe that the change of control provisions where they exist are appropriate in order to help ensure that, if a question of a change of control occurs, the members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and without the distraction that would result from the obvious effects a change of control could have on their personal situations. In the event of a change of control, all outstanding unvested equity compensation awards would vest and be paid immediately.

We have designed the individual post-termination benefits and our executive severance program based on competitive practice, with the objective of attracting and retaining senior level executives during a time of uncertainty. We review the level of post-termination benefits that we offer and believe that it continues to be competitive and that it is necessary for the attraction and retention of superior executive talent. See “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44 for a description of the payments and benefits to which Mr. Klemann is entitled under his separation agreement and to which Mr. Connolly will be entitled under his employment agreement in connection with his announced retirement from the Company, effective March 31, 2008.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The Company’s shareholder-approved EIP qualifies, and our new Executive Incentive Plan being presented to shareholders for approval is designed to qualify, so that, in appropriate circumstances, awards granted thereunder may constitute performance-based compensation not subject to the Section 162(m) limit. Our stock options are also exempt from the Section 162(m) limit. Although the Compensation Committee gives great weight to whether or not a compensation program would be subject to the Section 162(m) limits, in order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Committee has not adopted a policy that all compensation must be tax deductible. Thus, the Committee has approved the TIP and use of restricted stock units, including PRSUs, even though payments under these plans would not be exempt from Section 162(m), in order to focus executives on our four-point turnaround plan and aid retention over the long term.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines for our senior executives to underscore and encourage executive share ownership. Senior executives are required to own Avon stock equal to one to five times their base salary, with ownership targets increasing with the level of responsibility. Ownership requirements for our named executive officers are five times base salary for our CEO and three times base salary for the others. Executives are allowed five years to achieve their ownership targets. Stock options are not counted for purposes of meeting the ownership guidelines. The Compensation Committee reviews progress against these guidelines for the Senior Officers annually and in 2007 the Committee determined that all executives were in compliance with the policy.

Summary Compensation Table

The following table discloses compensation received by our CEO; CFO; and the three officers who were the other most highly compensated executive officers during 2007 (together, these persons are sometimes referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Andrea Jung Chairman & Chief Executive Officer	2007 2006	1,375,000 1,375,000	3,727,410 4,236,741	3,023,340 3,971,599	4,317,500 3,300,000	1,087,853 289,232	(6)	166,129 147,993	13,697,232 13,320,565
Charles W. Cramb Vice Chairman, Chief Finance & Strategy Officer	2007 2006	714,110 700,000	1,364,499 143,896	602,845 633,285	1,441,948 785,400	98,032 44,669	(7)	50,498 50,010	4,271,932 2,357,260
Elizabeth Smith President	2007 2006	680,959 650,000	1,994,253 1,256,845	579,178 563,653	1,335,181 758,925	58,516 31,365	(8)	55,698 39,102	4,703,785 3,299,890
Gilbert L. Klemann, II Senior Vice President and General Counsel	2007	533,088	962,490	627,592	926,119	92,147	(9)	58,262	3,199,698
Brian C. Connolly Executive Vice President, Global Sales	2007 2006	576,986 494.178	438,783 636,004	326,745 1,156,902	1,108,322 539,642	911,373 182,915	(10)	70,255 65,356	3,432,464 3,074,997

(1)	Salary for 2007 is 12-month earned base salary through December 31, 2007, even though payment of part of this salary may have been deferred by transfer into our 401(k) plan or credited to our Deferred Compensation Plan (DCP). See “Nonqualified Deferred Compensation” on page 42.

(2)

Stock awards consist of time-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). Stock awards and option awards are calculated in the same manner as the expense of these awards that is recognized in our consolidated financial statements. Stock awards and option awards are valued under FAS 123R and then amortized to expense during the vesting period of the award. See Note 8 to the Notes to Consolidated Financial Statements contained in our Form 10-K for 2007 for a description of the assumptions used in valuing stock awards and stock options. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The full amount of the FAS 123R value of the 2007 stock awards and stock options is reported under “Grants of Plan-Based Awards” on page 34. We have also included in the table above the amount recognized as an expense in our 2007 financial statements for stock awards and stock options granted prior to the effective date of FAS 123R as calculated under the modified prospective transition method under which a proportionate share of the grant date fair value determined under FAS 123 will be recognized in the financial statements over the remaining vesting period of those awards, if any. The following assumptions were used in valuing stock option awards prior to 2006: 2005—expected volatility between 21.5% and 26.7%, expected dividends between 1.57% and 2.43%, and risk-free rate between 3.95% and 4.34%; 2004—expected volatility between 23.8% and 45.0%, expected dividends between 1.55% and 1.59%, and risk-free rate between 1.94% and 2.85%. For all years, the expected term was assumed to be between three and five years.

(3)	Non-equity incentive plan compensation for 2007 includes the amount earned under the annual 2007 incentive compensation program under the Executive Incentive Plan (EIP) ($2,935,625 for Ms. Jung, $731,357 for Mr. Cramb, $666,374 for Ms. Smith, $399,283 for Mr. Klemann and $570,062 for Mr. Connolly), as well as the amount earned under the Turnaround Incentive Plan (TIP) ($1,381,875 for Ms. Jung, $710,591 for Mr. Cramb, $668,807 for Ms. Smith, $526,836 for Mr. Klemann and $538,260 for Mr. Connolly).

(4)	The “Change in Pension Value” is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefit under our Personal Retirement Account Plan, Benefit Restoration Pension Plan and Supplemental Executive Retirement and Life Plan. See “Pension Benefits” on page 38. Nonqualified Deferred Compensation earnings reported in the table above are only earnings on the deferred compensation balances invested in the fixed rate fund of our DCP for 2007 for the named executive officers that exceed 120% of the applicable federal long-term interest rate published by the Treasury Department at the time the interest rate was set (which was 4.9%). The interest rate on the fixed rate fund in our DCP for 2007 was 6.75%. Dividend equivalents on deferred compensation amounts are not reported in the table above as they are not earned at a rate higher than the dividends actually paid on our common stock. Although the amounts in this column are included in the “Total” column in the above Summary Compensation Table, they are not used to identify our three highest paid executive officers in addition to our CEO and CFO.

(5)	“All Other Compensation” includes perquisites, 401(k) match, excess 401(k) match, and supplemental life insurance premiums, which are set forth in the table below for 2007:

Name	Perquisites ($)(a)		401(k) Match($)	Excess 401(k) Match($)	Insurance Premiums($)
Ms. Jung	100,482	(b)	10,125	51,581	3,941
Mr. Cramb	26,260	(c)	10,125	0	14,113
Ms. Smith	19,533	(d)	7,272	23,779	5,114
Mr. Klemann	40,520	(e)	10,125	0	7,617
Mr. Connolly	39,671	(f)	3,610	21,245	5,729

(a)	The perquisite amounts disclosed are the actual costs incurred by the Company: (i) for payment of reimbursements to the executive for allowable expenses actually incurred for financial planning and tax preparation, for other items covered by the flexible spending allowance up to the maximum permissible amount, and for home security systems and services; (ii) through direct billing to the Company by vendors managing its auto lease program, personal auto and excess liability premiums and executive health exams; and (iii) for a $20,000 cash perquisite allowance payable directly to Mr. Cramb pursuant to the terms of his employment agreement. The actual and incremental cost for the complimentary Avon products is nominal.

(b)	For Ms. Jung, includes financial planning and tax preparation, auto lease allowance, personal auto and excess liability insurance, home security, executive health exam and the following item in excess of $25,000: flexible spending allowance (for car service expenses) of $43,895.

(c)	For Mr. Cramb, includes $20,000 perquisite allowance and personal auto and excess liability insurance.

(d)	For Ms. Smith, includes flexible spending allowance (for car service expenses, parking expenses and charitable contributions), personal auto and excess liability insurance and executive health exam.

(e)	For Mr. Klemann, includes financial planning and tax preparation, flexible spending allowance (for car service expenses), personal auto and excess liability insurance, and home security.

(f)	For Mr. Connolly, includes financial planning and tax preparation, auto lease allowance, health exam, personal auto and excess liability insurance and home security.

(6)	For Ms. Jung, the change in pension value was $1,051,629, and the above-market earnings on deferred compensation totaled $36,224.

(7)	For Mr. Cramb, the change in pension value was $97,531, and the above-market earnings on deferred compensation totaled $501.

(8)	For Ms. Smith, the change in pension value was $58,460, and the above-market earnings on deferred compensation totaled $56.

(9)	For Mr. Klemann, the change in pension value was $72,184, and the above-market earnings on deferred compensation totaled $19,963.

(10)	For Mr. Connolly, the change in pension value was $881,097, and the above-market earnings on deferred compensation totaled $30,276.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2007, as described under “Compensation Discussion and Analysis—Elements of Compensation” beginning on page 24. The figures under the “Estimated Possible Payment under Non–Equity Incentive Plan Awards” column represent opportunities under our Executive Incentive Plan (EIP). The annual grant of equity awards made on March 7, 2007 was split 50% into stock options and 50% into performance-based restricted stock units (PRSUs). Stock options vest one-third per year over a three-year period and PRSUs generally vest 100% after three years provided that performance goals are achieved. The PRSUs are reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column. The retention time-based RSUs reported under the “All Other Stock Awards” column granted to Mr. Cramb vest 100% after three years. The 2007 grant of stock options and PRSUs represents the following target percentage of December 31, 2006 salary for each of the named executive officers: Ms. Jung, 500%; Mr. Cramb, 200%; Ms. Smith, 230%; Mr. Klemann, 180%; and Mr. Connolly, 200%.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ms. Jung	3/7/2007				—	76,316	—				3,016,771
	3/7/2007								267,105	36.77	2,246,353
		721,875	2,406,250	4,812,500

Mr. Cramb	3/7/2007				—	15,541	—				614,336
	3/7/2007							100,000			3,677,000
	3/7/2007								54,392	36.77	457,436
		191,622	638,740	1,277,480

Ms. Smith	3/7/2007				—	16,595	—				656,000
	3/7/2007								58,083	36.77	488,478
		177,362	591,205	1,182,410

Mr. Klemann	3/7/2007				—	10,390	—				410,717
	3/7/2007								36,365	36.77	305,829
		111,948	373,161	746,322

Mr. Connolly	3/7/2007				—	11,100	—				438,783
									38,852	36.77	326,745
		138,477	461,589	923,178

(1)	Each amount under the “Target” column represents the target award opportunity for the named executive officer under the 2007 annual cash incentive compensation program under the EIP, which is set as a percentage of base salary. Payouts can range from 30% to 200% of the target awards depending on achievement of financial results, with no payouts to be made if the minimum performance goals are not met. The Compensation Committee determined to pay annual incentive compensation awards for 2007 based on the attainment of performance goals, although it exercised its discretion to adjust potential awards downward. For the amounts actually paid, see the “Non-Equity Incentive Plan Compensation” column under “Summary Compensation Table” on page 31.

(2)	All PRSUs vest 100% on the third anniversary of the grant date, subject to the satisfaction of the cumulative revenue and operating profit goals for the three years (2007-2009). See “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives” on page 27. There are no threshold or maximum amounts. All or none of the indicated number of shares will be paid depending on whether the performance goals are achieved. Dividend equivalents will accrue over the vesting period of the PRSUs but will only be paid if, and when, the performance goals are achieved. These awards are not exempt from Section 162(m).

(3)	These RSUs vest 100% after three years. Dividend equivalents will be paid on these RSUs annually.

The material factors necessary for an understanding of the compensation detailed in the above two tables for our named executive officers are described under the “Compensation Discussion and Analysis” section above and the corresponding footnotes to the tables. In addition, each of our continuing named executive officers has entered into an individual agreement with the Company that identifies his or her position and generally provides, among other things, for (i) his or her at-will employment, (ii) the payment to him or her of an annual base salary (which in the case of Ms. Jung may be increased, but not decreased, periodically), (iii) an annual bonus under our EIP (which in the case of Ms. Jung may be increased but not decreased except for annual reductions of up to 10% that apply to all officers of the Company) based on an annual target bonus opportunity of a percentage of base salary and (iv) his or her eligibility to receive equity-based awards and perquisites and to participate in benefit plans generally available to our senior executives. The individual agreements and certain plans maintained by the Company provide for certain payments and benefits to our named executive officers upon termination of employment or a change of control, as described below under “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44.

Mr. Klemann’s employment with the Company ended on December 31, 2007, and his restricted stock units became fully vested and were settled upon his separation from service, except for the restricted stock units granted in 2007, which will be settled in 2010, assuming that the performance goals have been satisfied. In addition, his stock options, which will be fully vested in 2010, may continue to be exercised for their full ten-year term. The material terms of Mr. Klemann’s agreement in connection with his separation from the Company are described under “Potential Payments Upon Termination or Change-in-Control—Separation of Mr. Klemann” on page 49.

On January 11, 2008, Mr. Connolly announced his intention to retire from the Company effective March 31, 2008. Under Mr. Connolly’s employment agreement, all of his restricted stock units will become fully vested on March 31, 2008, except that the restricted stock units granted to him in 2007 will be settled in 2010, assuming that the performance goals have been satisfied. In addition, his stock options, which will be fully vested in 2010, may continue to be exercised for their full ten-year term. See “Potential Payments Upon Termination or Change-in-Control—Retirement of Mr. Connolly” on page 50 for a description of the payments and benefits to which Mr. Connolly will be entitled in connection with his retirement.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards at the end of 2007 for the named executive officers. All dollar values are based on Avon’s closing price of $39.53 on the New York Stock Exchange as of December 31, 2007 (the last trading day in 2007).

	Option Awards					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Ms. Jung	121,200	0		20.07	6/4/2008	180,000	(1)	7,115,400	90,604	(2)	3,581,576
	200,000	0		19.65	2/4/2009				76,316	(3)	3,016,771
	486,026	0		20.91	2/1/2011
	500,000	0		26.55	3/14/2012
	500,000	0		26.40	3/13/2013
	500,000	0		36.42	3/11/2014
	450,001	224,999	(4)	41.95	3/10/2015
	105,705	211,408	(5)	30.97	3/31/2016
	0	267,105	(6)	36.77	3/7/2017

Mr. Cramb	98,142	49,071	(7)	27.18	11/1/2015	118,450	(8)	4,682,329	15,541	(3)	614,336
	21,526	43,050	(5)	30.97	3/31/2016
	0	54,392	(6)	36.77	3/7/2017

Ms. Smith	75,714	37,856	(4)	41.95	3/10/2015	151,253	(9)	5,979,031	16,595	(3)	656,000
	22,986	45,972	(5)	30.97	3/31/2016
	0	58,083	(6)	36.77	3/7/2017

Mr. Klemann (10)	72,904	0		20.91	2/1/2011
	66,556	0		26.55	3/14/2012
	6,330	0		24.83	1/30/2013
	65,026	0		26.40	3/13/2013
	70,000	0		36.42	3/11/2014
	55,107	27,552	(4)	41.95	3/10/2015
	13,838	27,675	(5)	30.97	3/31/2016
	0	36,365	(6)	36.77	3/7/2017

Mr. Connolly (11)	3,728	0		19.95	9/7/2010	13,160	(12)	520,215	11,100	(3)	438,783
	63,792	0		20.91	2/1/2011
	3,724	0		24.41	1/31/2012
	68,220	0		26.55	3/14/2012
	5,848	0		24.83	1/30/2013
	66,528	0		26.40	3/13/2013
	70,680	0		36.42	3/11/2014
	56,292	28,145	(4)	41.95	3/10/2015
	33,334	16,666	(13)	27.95	12/10/2015
	14,607	29,212	(5)	30.97	3/31/2016
	747	1,493	(14)	31.89	5/15/2016
	0	38,852	(6)	36.77	3/7/2017

(1)	180,000 RSUs vest on January 31, 2008.

(2)	90,604 PRSUs vest at the rate of 100% after 36 months, subject to the satisfaction of performance goals with a potential vesting date of March 31, 2009. See “Compensation Discussion and Analysis—Elements of Compensation” on page 24.

(3)	PRSUs vest at a rate of 100% after 36 months, subject to the satisfaction of performance goals, with a potential vesting date of March 7, 2010. See “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives” on page 27.

(4)	Stock options vest at the rate of one-third each year, of which two-thirds have already vested and the remainder will vest on March 10, 2008.

(5)	Stock options vest at the rate of one-third each year, of which one-third vested on March 31, 2007, an additional one-third will vest on March 31, 2008 and the remainder will vest on March 31, 2009.

(6)	Stock options vest at the rate of one-third each year, with vesting dates of March 7, 2008, March 7, 2009 and March 7, 2010.

(7)	Stock options vest at the rate of one-third each year, of which two-thirds have already vested and the remainder will vest on November 1, 2008.

(8)	RSUs vest at a rate of 100% after 36 months. 18,450 RSUs have a vesting date of March 31, 2009 and 100,000 RSUs have a vesting date of March 7, 2010.

(9)	44,885 RSUs vest at a rate of 100% after 36 months, with a vesting date of January 3, 2008; 20,000 RSUs vest at a rate of 100% after 36 months, with a vesting date of February 28, 2009; 19,702 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009; and 100,000 RSUs vest at a rate of one-third each year, of which one-third vested on July 26, 2007, and the remainder will vest on July 26, 2008 and July 26, 2009.

(10)	Upon his separation from service, Mr. Klemann’s RSUs became fully vested, and his stock options, which will be fully vested in 2010, may continue to be exercised for their full ten-year terms. See “Option Exercises and Stock Vested” on page 38 and “Potential Payments Upon Termination or Change-in-Control” on page 44.

(11)	Upon his retirement on March 31, 2008, Mr. Connolly’s RSUs will become fully vested, and his stock options, which will all be fully vested in March 2010, may continue to be exercised for their full ten-year terms.

(12)	12,520 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009 and 640 RSUs vest at a rate of 100% after 36 months, with a vesting date of May 15, 2009.

(13)	Stock options vest at the rate of one-third each year, of which two-thirds have already vested and the remainder will vest on December 10, 2008.

(14)	Stock options vest at the rate of one-third each year, of which one-third vested on May 15, 2007, and an additional one-third will vest on May 15, 2008, and the remainder will vest on May 15, 2009.

Option Exercises and Stock Vested

The following table presents information regarding vesting of RSU awards during 2007 for named executive officers. No named executive officer exercised stock options during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ms. Jung	180,000	6,153,300
Mr. Cramb	0	0
Ms. Smith	33,334	1,310,860
Mr. Klemann (1)	26,861	1,068,531
Mr. Connolly	20,000	692,000

(1)	On December 31, 2007, 26,861 RSUs vested upon Mr. Klemann’s separation from service. In addition, 10,390 PRSUs with a value of $410,717 assuming a share price of $39.53 (Avon’s closing price on the New York Stock Exchange as of December 31, 2007) vested and will be settled on March 7, 2010, provided the performance goals are satisfied. See “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives” on page 27.

Pension Benefits

The following table presents information about the value of accumulated benefits and number of years of credited service under each of our defined benefit pension plans and supplemental executive retirement plans as of the end of 2007 for each of our named executive officers. No benefits were paid from the PRA, BRP or SERP to any named executive officer during 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Present Value of Accumulated Benefit at Age 65 ($)(2)
Ms. Jung	Avon Products, Inc. Personal Retirement Account Plan (PRA) (3)	14.000	318,972	210,945
	Benefit Restoration Plan of Avon Products, Inc. (BRP) (4)	14.000	0	0
	Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (SERP) (5)	14.000	6,227,804	4,167,966
Mr. Cramb	PRA (6)	2.167	34,295	34,295
	BRP (6)	2.167	113,743	113,743
Ms. Smith	PRA (6)	3.000	29,839	29,839
	BRP (6)	3.000	92,266	92,266
Mr. Klemann	PRA (6)	7.000	94,541	94,541
	BRP (6)	7.000	271,383	271,383
Mr. Connolly	PRA (3)	29.667	1,293,865	667,996
	BRP (4)	29.667	0	0
	SERP (5)	29.667	5,316,484	3,404,065

(1)

The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. The earliest date at which an officer may retire and have benefits calculated under the “Old Plan” benefit formula of the PRA (as described under “Avon Products, Inc. Personal Retirement Account Plan” below) and under the SERP without any benefit reduction is generally her or his Rule of 85 retirement date (age plus years of service equal to 85 or greater). Under the cash balance benefit formula of the PRA and the BRP, there are no adjustments to the cash balance account for early retirement, and therefore the assumed retirement date is the normal retirement age of 65. For amounts shown in this column, the assumed retirement date for Ms. Jung and Mr. Connolly is her or his Rule of 85 retirement date. The assumed retirement date for Messrs. Cramb and Klemann and Ms. Smith is his or her normal retirement age of 65.

(2)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed normal retirement age of 65.

(3)	As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung and Mr. Connolly are entitled to a benefit under the PRA cash balance benefit formula or the “Old Plan” benefit formula, whichever is greater. The benefits under the “Old Plan” benefit formula are presented above because it provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefits shown above are equal to the accumulated benefit payable as of the assumed retirement date based on the Plan’s benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax-qualified plans through December 31, 2007. The benefit payments are discounted from the retirement date back to December 31, 2007 at a rate of 6.20% per annum. Ms. Jung has not yet filed an election requesting the manner in which her PRA benefits will be paid. It is assumed that the benefits to Ms. Jung and Mr. Connolly will be paid in the form selected for their respective SERP benefits, as described below.

(4)	As noted below, a person who is eligible to receive SERP retirement benefits (which occurs at either age 55 with 15 years of service, age 65 or the date at which service and age total 85, whichever is earliest) is not entitled to benefits under the BRP. Upon attainment of SERP retirement eligibility, it is expected that Ms. Jung and Mr. Connolly will receive SERP retirement benefits and will not be entitled to BRP retirement benefits. Thus, the table above discloses their SERP retirement benefits and not their BRP retirement benefits. Upon attainment of the Rule of 85 retirement date, Ms. Jung and Mr. Connolly will be eligible for unreduced early retirement benefits under the SERP. Upon attainment of the early retirement date, Ms. Jung and Mr. Connolly will be eligible for reduced early retirement benefits. Under the SERP, if Ms. Jung or Mr. Connolly were to terminate employment prior to becoming eligible for any SERP benefits, she or he would then receive benefits equivalent to those under the BRP. See “Benefit Restoration Pension Plan of Avon Products, Inc.” below.

(5)	The present values of the SERP benefits payable to Ms. Jung and Mr. Connolly are equal to the accumulated benefits payable as of the assumed retirement date based on the SERP’s benefit formula and reflecting credited service and pay in excess of Internal Revenue limits for tax-qualified plans through December 31, 2007. It is assumed that 80% of Ms. Jung’s benefit will be paid as a lump sum and the remaining 20% will be paid in five annual installments, as Ms. Jung has elected to receive her SERP benefit in this form. Ms. Jung may change her election subject to the restrictions of Internal Revenue Code Section 409A. Mr. Connolly has elected to receive 80% of his SERP as a lump sum and 20% in 60 monthly installments. The lump sum amount was determined based on an interest rate of 5.20% and the applicable §417(e)(3) of the Internal Revenue Code mortality table. The optional form of benefit was determined based on an interest rate of 4.95% and the GAR 1994 Unisex mortality table. The benefit payments were discounted from the assumed retirement date back to December 31, 2007 at a rate of 6.20% per annum.

(6)	Mr. Cramb will not be vested in his PRA or BRP benefit until November 1, 2008. Ms. Smith became 100% vested in her PRA and BRP benefits on January 1, 2008. Mr. Klemann is currently vested in his PRA and BRP benefits. The present value of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31, 2007, projected to the normal retirement age of 65 based on an interest crediting rate of 5.00% per annum, converted to the elected optional form of benefit based on an interest rate of 4.95%, and discounted back to December 31, 2007 at a rate of 6.20% per annum. Mr. Cramb and Ms. Smith have elected to receive their BRP benefits in the form of an 80% lump sum, 20% five annual installment benefit. They may change these elections subject to the restrictions of Internal Revenue Code Section 409A. Mr. Klemann has elected to receive his entire benefit in the form of a lump sum. Messrs. Cramb and Klemann and Ms. Smith have not yet, however, filed an election requesting the manner in which their PRA benefits will be paid.

The December 31, 2007 cash balance account balances for Mr. Cramb are $35,548 under the PRA and $117,899 under the BRP. Ms. Smith’s balances are $36,787 under the PRA and $113,754 under the BRP. Mr. Klemann’s balances are $102,185 under the PRA and $293,327 under the BRP. Due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 6.20%, the December 31, 2007 cash balance accounts are greater than the amounts disclosed in the table above.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (PRA) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service. For periods after June 30, 1998, the benefit accrual formula is a cash balance formula which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance of each participant is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base	Percentage of Compensation Over Social Security Wage Base
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%

The Social Security Wage Base for 2007 was $97,500.

Participants who were employed prior to June 30, 1998 receive a benefit under the “Old Plan” formula if it provides a greater benefit than the cash balance benefit. The Old Plan formula provides a benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of service. Compensation is generally defined as salary and bonus (not in excess of the target bonus amount) subject to the maximum permitted under Internal Revenue Code regulations ($225,000 for 2007). No additional benefits will accrue under the Old Plan formula after June 30, 2008. This means that no compensation earned or service performed after June 30, 2008 will be used when calculating the Old Plan benefit. A participant entitled to the Old Plan benefit may retire early after attaining age 55 with 15 years of service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after the participant’s age and years of service total 85 (Rule of 85 date), the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to attainment of age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the retirement benefit commences prior to age 65. Ms. Jung and Mr. Connolly receive benefits under the Old Plan benefit formula.

Prior to 2008, if a participant terminated employment prior to completing five years of service with us, the participant would not receive a PRA benefit. As required by the Pension Protection Act of 2006, the PRA has been amended effective January 1, 2008 to provide that a participant must complete three rather than five years of service in order to be vested in the PRA benefit. Service generally includes all periods of employment with us, except that there is a maximum limit of 35 months of service that can be accrued upon disability. Participants who worked on or after July 1, 1998 may receive the PRA benefit upon request as soon as practicable after termination of employment. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. Benefits are paid from our qualified plan trust to which we make contributions on an annual basis.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) is a nonqualified deferred compensation defined benefit plan available to a select group of highly compensated and key employees whose benefits are limited by Internal Revenue Code limitations on maximum benefits (the 2007 annual benefit limitation is $180,000) that may be paid from tax qualified plans and the maximum compensation ($225,000 for 2007) that may be eligible under tax qualified plans. The BRP was established to restore to participants the retirement benefits to which they were entitled under the PRA but may not be paid as a result of the Internal Revenue Code limitations. Generally, the same definitions under the PRA for compensation, average final compensation and service generally apply to the BRP, except that the compensation and benefit limitations under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply, including calculations under the “Old Plan” and cash balance formulas. In addition, the same rules regarding calculation for early retirement or Rule of 85 benefits commencing before age 65 apply. As with the PRA, there will be no additional accruals under the Old Plan formula after June 30, 1998, although participants may “grow into” early retirement or Rule of 85 retirement on the frozen portion. The amount payable under the PRA is then subtracted from the amount calculated under the BRP and the BRP pays out the excess. Participants may elect that the BRP benefit be paid as an annuity, a lump sum or any of the forms of distribution permitted under the PRA. Benefits are paid from our general assets.

In the event that a participant satisfies the requirements to receive a benefit under the SERP below, no benefits are payable under the BRP and instead all benefits are payable under the SERP.

Supplemental Executive Retirement and Life Plan of Avon Products, Inc.

The Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (SERP) is a nonqualified defined benefit plan available to key employees who were selected by the Compensation Committee. The SERP was established to compensate certain key executives who are essential to Avon by providing them with a greater pension benefit than is available under the BRP and PRA combined. Ms. Jung and Mr. Connolly are the only named executive officers in the SERP. The SERP is closed to new participants.

The SERP provides a retirement benefit at normal retirement age of 65 equal to (i) 2% of the participant’s average final compensation multiplied by years of service not in excess of 25 years, plus (ii) 1% of the participant’s average final compensation multiplied by years of service in excess of 25 years, minus (iii) benefits payable under the PRA. The SERP benefit continues to accrue after June 30, 2008. A participant who qualifies for early retirement may also receive benefits prior to age 65 under the SERP but reduced in the same manner as provided under the PRA. A participant who qualifies for Rule of 85 retirement under the PRA has unreduced benefits under the SERP. Participants may generally elect any form of benefit under the SERP that is available under the PRA. The definition of compensation under the SERP includes all bonuses paid to a participant rather than only the target amount of the bonus and “average final compensation” means the average of the highest three years of compensation in the last ten years of service rather than the average of the highest five years during the last ten years of service (which is the PRA definition). Severance pay is also included. The SERP uses a definition of service similar to the definition used in the PRA except that the Compensation Committee may add additional years of service for a participant. In addition, service is limited to 35 years. The Compensation Committee has not added any additional years of service for Ms. Jung or Mr. Connolly. Benefits are paid from our general assets or from a rabbi trust to which we have contributed. SERP benefits are subject to forfeiture: (1) for conviction of a crime or fraud or dishonesty involving the Company; (2) for disclosure by the participant of confidential or proprietary Company information; or (3) for acceptance by the participant of employment by a principal competitor within three years of termination of employment, unless the Company has provided written consent. In addition, if a participant declines retirement at the request of the Company or retires prior to age 62 without Retirement Board approval, SERP benefits are also forfeited.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan. The amounts do not reflect accruals under our Benefit Restoration Pension Plan or Supplemental Executive Retirement and Life Plan, which are described under the “Summary Compensation Table” on page 31 and “Pension Benefits” on page 38. None of the named executive officers received distributions or made withdrawals of nonqualified deferred compensation amounts during 2007.

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)(1)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Ms. Jung	68,774	51,581	1,321,360	10,779,863
Mr. Cramb	142,302	0	5,126	147,428
Ms. Smith	52,007	23,779	(295)	75,491
Mr. Klemann	0	0	297,666	3,319,152
Mr. Connolly	499,698	21,245	481,653	5,347,079

(1)	Amounts under the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns are included in the “Summary Compensation Table” on page 31 as compensation for 2007 even though payment has been deferred to a later date.

(2)	Contributions in 2007 include excess 401(k) plan deferrals that could not be made to our 401(k) plan due to Internal Revenue Code limitations and deferrals of annual salary and bonus.

(3)	Reflects Avon matching contributions to excess 401(k) plan deferrals.

(4)	Some of the amounts in the “Aggregate Earnings in Last FY” column are reported in the “Summary Compensation Table” on page 31 as “above-market” earnings required to be disclosed: Ms. Jung, $36,224; Mr. Cramb, $501; Ms. Smith, $56; Mr. Klemann, $19,963 and Mr. Connolly, $30,276.

(5)	$5,546,083 of the amount reported for Ms. Jung, $2,575,627 of the amount reported for Mr. Klemann and $1,137,893 of the amount reported for Mr. Connolly in this column had been previously reported in our Summary Compensation Tables in prior years. None of the amounts reported for Mr. Cramb and Ms. Smith in this column had been previously reported in our Summary Compensation Tables in prior years.

Avon Products, Inc. Deferred Compensation Plan

The deferrals described in the Nonqualified Deferred Compensation table have been made pursuant to the Avon Products, Inc. Deferred Compensation Plan (DCP). The following sources of compensation may be deferred by eligible participants into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our Executive Incentive Plan;

•	Long Term Cash Award—all or part of the cash award under our long term incentive plans such as our 2006-2007 Turnaround Incentive Plan and our 2005-2007 Performance Cash Plan;

•	Excess 401(k) Plan Deferrals—the amount that the executive had elected to contribute to the Avon Personal Savings Account Plan (PSA), which is our tax qualified 401(k) plan, but which could not be contributed because of Internal Revenue Code limitations on contributions to tax qualified plans. In addition, the Company will contribute an amount equal to the matching contribution that we would have made to the PSA if these excess PSA contributions had been made to the PSA rather than to the DCP; and

•	Restricted Stock Units—certain participants may elect to defer receipt of RSUs. Deferral of RSUs is reported for the year in which the RSU vests.

Elections to defer must generally be made prior to the year during which the services are performed to which the compensation relates. We permit excess 401(k) plan deferrals with matching contributions from the Company as we believe that employees should be entitled to the benefits provided by our 401(k) plan formula notwithstanding the limitations imposed by the Internal Revenue Code on the amount of deferrals to our tax-qualified 401(k) plan.

Investment of Deferred Compensation

Except for deferrals of restricted stock units which are allocated to a restricted stock account and are held as hypothetical shares of Avon stock with dividends paid annually to participants, all other deferred compensation amounts are hypothetically invested in one or more of three investment choices as selected by the participant:

•

Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. The 2007 rate was 6.75%. We determine the rate annually by adding 1% to the rate of a newly issued 10-year Treasury bond and rounding the interest rate to the nearest .25%.

•	Standard & Poor’s 500 Stock Index Fund.

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Plan Accounts and Distributions

As a result of new tax rules affecting nonqualified deferred compensation, deferred compensation amounts have been divided between “Current Accounts” for deferred compensation relating to periods on and after January 1, 2005 and “Pre-2005 Accounts” for deferred compensation relating to periods prior to January 1, 2005.

Each participant may direct current deferred compensation to a Current Retirement/Termination Account, which provides for payments after termination of employment or up to two Current In-Service Accounts, which provide for payment during continued employment. The Pre-2005 Accounts for each participant have been credited to a Pre-2005 Retirement/Termination Account and up to two Pre-2005 In-Service Accounts as previously elected by participants. In-Service Accounts are payable as elected by the participant at the time of deferral in a lump sum or in up to five annual installments, payable in each January in the year that payments are elected to start. The election is irrevocable.

Retirement/Termination Accounts are payable upon retirement or other termination of employment with Avon and are payable as elected by the participant in a lump sum or up to 15 annual installments. Distribution election changes for the Pre-2005 Retirement/Termination Account are allowed but must be on file at least 12 months prior to the date of retirement or termination of employment. Distribution election changes for the Current Retirement/Termination Account must be on file at least 12 months prior to the retirement or termination date and the change must delay payment for at least five years after the original payment date. Section 409A of the Internal Revenue Code precludes any payment of deferred compensation amounts to a key employee (including the named executive officers) as a result of termination of employment until six months following termination of employment.

Withdrawals of pre-2005 Accounts may be made prior to the scheduled distribution date upon a demonstration of financial hardship (as defined in the DCP) or at any time subject to the imposition of a 10%

penalty on the amount withdrawn. Current Accounts may be withdrawn prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency has occurred.

Participants are fully vested in their Pre-2005 Accounts and Current Accounts. In the event of death prior to full distribution of the Accounts, the undistributed amount will be paid to the participant’s beneficiary. Payments are made from our general assets. The Pre-2005 Accounts and Current Accounts are used solely for recordkeeping purposes and no assets are actually placed in these accounts.

Potential Payments Upon Termination of Employment or Change-in-Control

We have entered into individual agreements and maintain certain plans that provide for payments to our named executive officers upon termination of employment or a change of control as described below for Ms. Jung, Mr. Cramb and Ms. Smith. The description below assumes that the triggering event occurred on December 31, 2007. Mr. Klemann’s employment with the Company ended on December 31, 2007, and on January 11, 2008, Mr. Connolly announced his intention to retire from the Company effective March 31, 2008. Each of their termination payments and benefits are described separately below. All payments will be made in accordance with any limitations imposed by Internal Revenue Code Section 409A.

Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination (CEO). In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, Ms. Jung would be entitled to receive after the six-month anniversary of her termination a lump sum payment of:

•

the present value of 36 months of base salary at the rate in effect on the date of termination of employment (discounted at the one-year treasury bill rate on the 30th business day prior to termination of employment);

•	a bonus equal to her annual target bonus amount for the year of termination; and

•

if the termination of employment occurred on or after August 1st of the year of termination, a pro rated bonus based on her earned salary for that year (not to exceed her target bonus award for such year).

For purposes of Ms. Jung’s employment agreement, “cause” means: (i) an act of dishonesty or gross misconduct which results or is intended to result in material damage to our business or reputation or (ii) repeated material violation of her duties which are demonstrably willful and deliberate and result in material damage to our business and reputation and about which she has been notified in writing by our Board.

Ms. Jung could generally terminate for reasons of constructive termination upon the following events: (i) a reduction in her base salary; (ii) a reduction in her annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); (iii) a change of more than 25 miles in her office location; (iv) demotion to an office below President; (v) a material reduction in her employee benefit programs (unless applicable to all our officers); or (vi) our failure to obtain the assumption of Ms. Jung’s employment agreement by any successor to us.

Ms. Jung would also be entitled to receive her awards under the Turnaround Incentive Plan (TIP) and the Executive Incentive Plan (EIP). In the event of involuntary termination, a pro rata portion of her restricted stock units would vest and be payable in accordance with the terms of the individual agreements. In addition, Ms. Jung would be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42. She would be entitled to participate for two years after the date of termination in our medical, dental, life insurance and other benefit programs and the Supplemental Life Insurance Plan (SLIP). Ms. Jung would also receive two additional years of credited service under our Supplemental Executive Retirement and Life Plan (SERP). We would also continue for a two-year period to provide Ms. Jung with the perquisites she currently receives, as described in Note 5 to the Summary Compensation Table on page 32.

As a condition to her entitlement to receive the severance benefits described above, Ms. Jung is restricted for a period of two years after her termination of employment from accepting employment with or advising certain companies in competition with us or from soliciting any of our employees to leave our employ.

Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination (Non-CEO). In the event that we terminate any of our other named executive officer’s employment other than for cause, we would continue to pay his or her salary at the rate in effect on the termination date over a two-year period. For Mr. Cramb, the term “cause” means: (i) continued failure to substantially perform the executive’s duties (other than temporary incapacity during illness); (ii) willful misconduct which is demonstrably and materially injurious to us, monetarily or otherwise; (iii) personal dishonesty in the performance of duties; (iv) breach of fiduciary duty involving personal profit; (v) conviction of a felony or misdemeanor; or (vi) willful or repeated violation of any of our rules, including absenteeism, violation of safety rules, insubordination and violation of our Code of Conduct.

The term “cause” is defined in Ms. Smith’s agreement as: (i) fraud, embezzlement or gross insubordination; (ii) a material beach of, or the willful failure or refusal to perform duties and responsibilities other than by reason of disability or death; or (iii) an act of willful misconduct that (a) results in her enrichment at our expense or (b) has a material adverse impact on our business or reputation. Ms. Smith may also terminate for reasons of constructive termination upon (i) her loss of title or a material reduction in her duties, authority or responsibilities; (ii) our failure to grant her an equity award in any year with a grant date value of less then $1,150,000; or (iii) our breach of Ms. Smith’s offer letter agreement. In such event, we would continue to pay her salary at the rate in effect on the termination date over a two-year period.

Under the Avon Products, Inc. Severance Pay Plan, each of our named executive officers would be entitled to receive their TIP and EIP awards. Their stock options would continue to vest during the salary continuation period. See “Outstanding Equity Awards at Fiscal-Year End” on page 36. In addition, a pro rata portion of their restricted stock units would vest and be payable in accordance with the terms of the individual agreements.

In addition, each of our named executive officers would be entitled to receive amounts payable under our pension plans and deferred compensation plans, and each of their accrued benefits would accrue interest credits for additional years of service under the PRA and the BRP during his or her salary continuation period. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42. Each of them would also be entitled to continuing coverage under our medical, dental, life insurance and other benefit programs and the SLIP during his or her salary continuation period.

In addition, we would generally continue to provide each of our named executive officers the perquisites he or she currently receives as described in the Summary Compensation Table on page 32 for the following periods, as applicable: three months of a continued automobile, flex allowance or transportation allowance; financial planning and tax preparation services through the end of the calendar year in which his or her salary continuation period ends; home security until the end of his or her annual contract; executive health exam for up to three months after termination.

Terminated employees are required to sign a release in order to receive severance benefits in excess of two weeks of base salary. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, would cause forfeiture of the remaining benefits.

Disability. If we terminate any named executive officer’s employment for disability, he or she would be entitled to receive benefits under our disability plan. Each named executive officer would be eligible to receive 100% of pay for six months (excluding the first week of disability during which no pay is provided) and 50% of pay thereafter for the duration of his or her disability. Each of our named executive officers would also be entitled to receive his or her TIP and EIP awards. In addition, each named executive officer’s stock options would continue to vest and be exercisable in accordance with the terms of the individual agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36. All or a pro rata portion of their restricted stock units would vest and be payable in accordance with the terms of the individual agreements.

Ms. Jung would continue to participate in our Personal Retirement Account Plan (PRA) for up to 35 months while disabled and would also continue to participate in the SERP until her retirement or termination. Mr. Cramb and Ms. Smith would continue to participate in the PRA and the BRP for up to 35 months while disabled. In addition to these benefits, Ms. Jung and her dependents would be entitled to be covered for two years under our medical, dental, disability, life insurance and other benefit programs.

Retirement. In the event of a named executive officer’s retirement, he or she would be entitled to receive his or her TIP and EIP awards. The named executive officer’s stock options would continue to vest and be exercisable in accordance with the terms of the individual agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 36. All or a pro rata portion of his or her restricted stock units would vest and be payable in accordance with the terms of the individual agreements. In addition, each of our named executive officers would be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42.

Death. In the event of a named executive officer’s death, our insurance carrier would pay a death benefit and a life insurance benefit for each of them. The named executive officer’s beneficiary would be entitled to receive his or her TIP and EIP awards. His or her stock options would immediately vest, and all or a pro rata portion of his or her restricted stock units would vest and be payable in accordance with the terms of the individual agreements. Each of our named executive officer’s beneficiary would be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42. In addition, Ms. Jung’s dependent beneficiaries would receive a dependent death benefit equal to her prior year EIP award, as well as a dependent death benefit payable from the SERP.

Change of Control. Upon a change of control, each of the named executive officer’s stock options would immediately vest and his or her restricted stock units would be settled. In addition, each of them would be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 38 and “Nonqualified Deferred Compensation” on page 42.

“Change of control” means: (i) the acquisition by a person or group of beneficial ownership of 20% or more of our outstanding stock; (ii) a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by at least two-thirds of our current directors) not being continuing directors; (iii) approval by our shareholders of a merger, consolidation or sale of substantially all of our assets in a transaction in which our shareholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or (iv) approval by our shareholders of a complete liquidation or dissolution.

If any payment is subject to the excise tax imposed by Section 280G of the Internal Revenue Code by reason of a change of control, we have agreed to pay Ms. Jung and Ms. Smith an additional gross-up payment of any such excise taxes and any income and excise taxes incurred in connection with such reimbursement.

During the three-year period following a change of control or during the pendency of a potential change of control, the amount of Ms. Jung’s annual bonus may not be less than the largest bonus earned or awarded to her for any of our three fiscal years ending before the potential change of control or the change of control or for the fiscal year in which the potential change of control or change of control occurs.

Involuntary Termination of Employment Other Than For Cause or Disability or Constructive Termination Following a Change of Control. In the event that Mr. Cramb terminates his employment during the three-year period following a change of control because he is assigned duties inconsistent in any significant respect with his position, authority or responsibilities at the time of the change of control, we would continue to pay his salary at the rate in effect on the termination date over a two-year period.

In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, within the three-year period following a change of control, Ms. Jung would be entitled to receive a lump sum payment (in lieu of the payments specified under “Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination (CEO)” above) after the six-month anniversary of her termination of employment consisting of:

•	300% of her annual base salary at the rate in effect on the change of control date;

•

300% of the greater of (i) the annual bonus she earned for the calendar year ending prior to the change of control or (ii) the annual bonus she earned during the calendar year of the change of control;

•	300% of the present value (discounted at the one-year treasury bill rate on the 30th day prior to the termination of employment) of one year of fringe benefits (including perquisites);

•

the excess, if any, of (i) the maximum amount payable for all her outstanding awards under our long-term incentive plans during the three-year period following the change of control, assuming achievement of maximum performance goals, over (ii) the amount actually paid under such plans during the same three-year period; and

•

the present value (discounted at the one-year treasury bill rate on the 30th day prior to termination of employment) of the excess, if any, of (i) the retirement benefits under our pension plans if she had continued to accrue benefits under such plan for an additional three years, over (ii) the retirement benefits under our pension plans actually payable to her on her date of termination.

The total amount of the first three components described above may not exceed the cash payment payable to Ms. Jung under “Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination (CEO)” above.

In addition, Ms. Jung would be entitled to either (i) participate in our medical, dental, life insurance and other benefit programs for a period equal to the greater of two years after the date of termination or until the third anniversary of a change of control or (ii) receive an amount equal to three times our annual cost (based on premium rates) of providing such coverage.

Potential Payments Upon Termination or Change-in-Control Table

The following table sets forth the estimated, incremental payments and benefits (beyond existing compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or a change of control of the Company), assuming that the triggering event occurred on December 31, 2007.

Name	Involuntary or Constructive Termination ($)		Disability (3)(4) ($)	Retirement (4) ($)	Death (4)(5)(6) ($)	Change of Control (5)(7) ($)	Involuntary or Constructive Termination Following a Change of Control ($)(8)
Ms. Jung	19,790,103	(1)	23,248,470	12,076,217	22,873,108	16,260,610	23,345,223	(9)(10)
Mr. Cramb	3,292,284	(2)	6,590,392	4,992,797	6,717,454	6,421,321	1,500,000
Ms. Smith	6,035,822	(2)	10,488,824	4,923,343	6,077,172	7,188,860	1,880,473	(9)

(1)	We would pay Ms. Jung a cash severance amount of $8,735,946 based on 36 months of base salary at an annual base salary rate of $1,375,000 and a discount rate of 3.28% and 200% of her annual target bonus of $2,406,250. The value of the restricted stock units (RSUs) that would immediately vest is $9,897,442, provided that the performance-based restricted stock units (PRSUs) would not be settled until the original vesting date and only if the performance goals have been satisfied. The value of the employee benefits that we would continue to provide for a two-year period is $22,496, based on a health care trend rate of 8% and a discount rate of 6.15%. The value of two additional years of service and accelerated vesting under the SERP is $935,254, based on a SERP discount rate of 6.2% and a lump sum rate of 5.2%. The value of the perquisites that we would continue to provide for a two-year period is $198,965. The perquisites with a value exceeding $25,000 are: automobile ($31,970), flexible allowance ($87,789) and financial planning ($41,990).

(2)	We would pay a cash severance amount of $1,500,000 to Mr. Cramb and $1,500,000 to Ms. Smith over a two-year period. The value of the RSUs that would immediately vest is $1,694,177 for Mr. Cramb and $4,449,576 for Ms. Smith, provided that the PRSUs would not be settled until the original vesting date and only if the performance goals have been satisfied. The value of interest accrued on their accrued benefits for two additional years of service under the PRA and the BRP is $1,961 for Mr. Cramb and $25,053 for Ms. Smith. The value of continued coverage for a two-year period under our employee benefit plans is $45,626 for Mr. Cramb and $24,128 for Ms. Smith, based on current costs and assuming an annual health care trend rate of 8% and a discount rate of 6.15%. The value of the perquisites that we would continue to provide for a two-year period is $50,520 for Mr. Cramb and $37,065 for Ms. Smith. The perquisites with a value exceeding $25,000 are: for Mr. Cramb, a flexible allowance ($40,000).

(3)	Assuming continuation of disability payments until age 65, the present value of disability payments is $8,251,914 for Ms. Jung, $1,346,070 for Mr. Cramb and $5,351,165 for Ms. Smith, based on a discount rate of 4%. The present value of the additional pension benefits earned under the PRA while on disability for up to 35 months and under the SERP while on disability up to age 65 by Ms. Jung is $2,898,533, assuming a discount rate of 6.2% and a lump sum rate of 5.2%. The present value of the additional pension benefits earned under the PRA and the BRP while on disability for a maximum of 35 months by Mr. Cramb is $251,525 and Ms. Smith is $214,316, assuming a discount rate of 6.2% and a lump sum rate of 5.2%. The value of the two additional years of employee benefit coverage that we would provide Ms. Jung is $21,806, assuming an annual health care trend rate of 8% and a discount rate of 6.15%.

(4)	The total value of the RSUs that would immediately vest is $12,076,217 for Ms. Jung, $4,992,797 for Mr. Cramb and $4,923,343 for Ms. Smith, based upon a stock price of $39.53. In the case of retirement or disability, a portion of the RSUs would not be settled until the original vesting date in accordance with the terms of the individual award agreement, provided that the performance goals have been satisfied with respect to the PRSUs.

(5)	The total value of the stock options that would immediately vest is $2,546,862 for Ms. Jung, $1,124,657 for Mr. Cramb and $553,829 for Ms. Smith, based upon a stock price of $39.53.

(6)	Our insurance carrier would pay a $750,000 supplemental life insurance benefit for Ms. Jung and a $500,000 supplemental life insurance benefit for each of Mr. Cramb and Ms. Smith. In addition, it would pay a $100,000 group life insurance benefit for each of our named executive officers. Ms. Jung’s dependent beneficiaries would receive aggregate dependent death benefits of $4,100,029 from the SERP and $3,300,000 (her prior year EIP award).

(7)	The total value of the RSUs that would immediately vest is $13,713,748 for Ms. Jung, $5,296,664 for Mr. Cramb and $6,635,031 for Ms. Smith, based upon a stock price of $39.53.

(8)	The amounts in this column would be paid in addition to the amounts set forth in the “Change of Control” column in the event of involuntary or constructive termination following a change of control.

(9)	In the event of termination following a change of control, payments to Mss. Jung and Smith would be subject to the excise tax imposed by Section 280G of the Internal Revenue Code. We would pay $10,645,868 to Ms. Jung and $1,880,473 to Ms. Smith as gross-up payments, based on the assumption of a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.7% state income tax rate and a 4.45% local income tax rate.

(10)	We would pay Ms. Jung a lump sum of $12,665,807. The value of three additional years of employee benefits coverage that we would provide would be $33,548, assuming a health care trend rate of 8% and a discount rate of 6.15%.

If, during the pendency of a potential change of control, we terminate Ms. Jung’s employment for reasons other than for disability or cause, or Ms. Jung terminates her employment for reasons of constructive termination, Ms. Jung would be entitled to receive the same payments and benefits as she would have received under “Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination (CEO)” above. If the potential change of control thereafter becomes a change of control, Ms. Jung would also be entitled to receive additional cash payments equal to the excess of (i) the amount she would have received had the date of termination occurred on the date of the change in control over (ii) the amount described in the immediately preceding sentence. If such termination would result in Ms. Jung’s forfeiture of any equity awards, she would also be entitled to receive a cash payment equal to the amount she would have received if she had remained in our employ until the change of control.

“Potential change of control” generally means: (i) the commencement of a tender or exchange offer by any third person for 20% or more of our outstanding common stock; (ii) the execution of an agreement by us, the consummation of which would result in a change of control of us; (iii) the public announcement by any person of an intention to take or to consider taking actions which if consummated would constitute a change of control of us, other than through a contested election for our directors; or (iv) the adoption by the Board of a resolution to the effect that a potential change of control has occurred. A potential change of control will generally be deemed to be pending from the occurrence of the event giving rise to the potential change of control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a change of control.

Separation of Mr. Klemann. Mr. Klemann’s employment with the Company ended on December 31, 2007. Pursuant to our agreement with Mr. Klemann, we will pay him two times his base salary of $535,000 over the period July 2008 through July 2010 at which time Mr. Klemann will be eligible to retire for purposes of the Company’s 2005 Stock Incentive Plan. We will also pay Mr. Klemann in 2009 an annual incentive plan payment for 2008 equal to his target amount of 70% of base salary.

Pursuant to the agreement, all of Mr. Klemann’s restricted stock units became fully vested and were settled on December 31, 2007, except for restricted stock units granted in 2007, which will be settled in 2010, assuming that the performance goals have been satisfied. See “Options Exercised and Stock Vested” on page 38. In addition, his stock options, which will all be fully vested in 2010, may continue to be exercised for their full ten-year term. See “Outstanding Equity Awards at Fiscal Year-End” on page 36.

Mr. Klemann is fully vested in his BRP and PRA benefits. He will receive these benefits in accordance with the terms of the plans. See “Pension Benefits” on page 38 for more information. He will also be entitled to participate in our medical, dental, life insurance and other benefit programs and the SLIP through July 2010. The value of the employee benefits that we will continue to provide is $20,343, based on a health care trend rate of 8% and a discount rate of 6.15%. In the event of Mr. Klemann’s death prior to July 26, 2010, his beneficiary would continue to be eligible for a supplemental life insurance benefit of $500,000 and a group life insurance benefit of $100,000.

In addition, Mr. Klemann is entitled to the following perquisites from us, none of which is in excess of $25,000: an executive health examination during the first quarter of 2008; his car flexible spending allowance for the first quarter of 2008; his home security coverage through the end of his current annual contract; and financial planning and tax preparation services through the first quarter of 2011.

As a condition of his entitlement to receive the benefits described above, Mr. Klemann is subject to nonsolicitation and noncompetition provisions through July 2010. He is also subject to confidentiality, nondisparagement and cooperation provisions.

Retirement of Mr. Connolly. On January 11, 2008, Mr. Connolly announced his intention to retire from the Company effective March 31, 2008. Pursuant to our agreement with Mr. Connolly, we will pay him two times his base salary of $600,000 over the period October 2008 through June 2009. We will also pay Mr. Connolly in 2009 an annual incentive plan payment for 2008 equal to his target amount of 80% of annual base salary.

Pursuant to the agreement, all of Mr. Connolly’s restricted stock units will become fully vested and settled on March 31, 2008, except for restricted stock units granted in 2007, which will be settled in 2010, assuming that the performance goals have been satisfied. In addition, his stock options, which will all be fully vested in 2010, may continue to be exercised for their full ten-year term. See “Outstanding Equity Awards at Fiscal Year-End” on page 36.

Mr. Connolly will receive his vested PRA and SERP benefits in accordance with the terms of the plans. In accordance with these terms, Mr. Connolly will be entitled to additional years of credited service under the plans through his Rule of 85 retirement date. The value of the additional years of service is $2,815,197 based on a discount rate of 6.2% and a lump sum rate of 5.2%. See “Pension Benefits” on page 38 for more information. He will also be entitled to participate in our medical, dental, life insurance and other benefit programs and the SLIP through May 2009. The value of the employee benefits that we will continue to provide is $37,258, based on a health care trend rate of 8% and a discount rate of 6.15%. In the event of Mr. Connolly’s death prior to May 31, 2009, he would continue to receive credited service under the SERP through such date, his beneficiary would be treated as if he or she were Mr. Connolly for purposes of benefit payments under the SERP and his dependent beneficiaries would receive an aggregate dependent death benefit of $8,131,161. In the event of Mr. Connolly’s death prior to May 31, 2009, Mr. Connolly’s beneficiary would continue to be eligible for a supplemental life insurance benefit of $500,000 and a group life insurance benefit of $100,000.

In addition, Mr. Connolly is entitled to the following perquisites from us, none of which is in excess of $25,000: an executive health examination by June 30, 2008; his car flexible spending allowance through June 30, 2008; his home security coverage through the end of his current annual contract; and financial planning and tax preparation services through 2009.

As a condition of his entitlement to receive the benefits described above, Mr. Connolly is subject to nonsolicitation and noncompetition provisions through August 2010. He is also subject to confidentiality, nondisparagement and cooperation provisions.

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-management directors during 2007.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Cornwell	65,000	100,004	0	77	165,081
Mr. Fogarty	70,000	100,004	0	77	170,081
Mr. Gault (4)	12,500	0	108,937	190	121,627
Mr. Hassan	65,000	100,004	936	5,077	171,017
Ms. Lagomasino	65,000	100,004	0	77	165,081
Mrs. Moore	65,000	100,004	0	77	165,081
Mr. Pressler	60,000	100,004	0	77	160,081
Mr. Rodkin (4)	47,500	100,004	0	49	147,553
Dr. Stern	60,000	100,004	522	77	160,603
Mr. Weinbach	70,000	100,004	5,457	77	175,538

(1)	At fiscal year end, each non-management director held the following aggregate number of stock awards and option awards: Mr. Cornwell, 9,563 shares of restricted stock and options to purchase 32,000 shares; Mr. Fogarty, 20,407 shares of restricted stock and options to purchase 64,000 shares; Mr. Gault held no shares of restricted stock as such shares became fully transferable as a result of his retirement from the Board in 2007 and held options to purchase 32,000 shares; Mr. Hassan, 13,079 shares of restricted stock and options to purchase 56,000 shares; Ms. Lagomasino, 10,819 shares of restricted stock and options to purchase 44,000 shares; Mrs. Moore, 25,623 shares of restricted stock and options to purchase 64,000 shares; Mr. Pressler, 6,635 shares of restricted stock and options to purchase 8,000 shares; Mr. Rodkin, 2,519 shares of restricted stock and no options; Dr. Stern, 15,999 shares of restricted stock and options to purchase 24,000 shares; and Mr. Weinbach, 13,079 shares of restricted stock and options to purchase 56,000 shares.

On May 3, 2007, each non-management director received an annual grant of restricted stock. The grant date fair value of such award to each non-management director, as well as the expense recognized by the Company in 2007, was $100,004.

Stock awards are calculated in the same manner as for the expense of these awards that is recognized in our consolidated financial statements under Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123R). The fair value of restricted stock was determined based on the market price of the Company’s common stock.

(2)	Our non-management directors do not participate in any of our pension plans and, therefore, no change in pension value is reported. Nonqualified Deferred Compensation Earnings reported in the table above are the earnings on the deferred compensation balances invested in the cash account under the Board of Directors of Avon Products, Inc. Deferred Compensation Plan for 2007 for each non-management director that exceed 120% of the applicable federal long-term interest rate (AFR) published by the Treasury Department at the time the interest rate was set. In addition, the amount disclosed for Mr. Gault includes $87,784 in above-market interest earned on pre-1992 deferred compensation at a higher interest rate in accordance with the terms of the Plan. Dividend equivalents on deferred compensation amounts are not reported in this column as they are not earned at a rate higher than dividends actually paid on our common stock.

(3)

This column includes payments of life insurance premiums and Company matches made pursuant to the Avon Foundation Matching Gift Program. Non-management directors are eligible to participate in the Avon

Foundation Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-management director’s contribution to a charitable organization up to $7,500 per year.

(4)	Mr. Gault did not stand for re-election to the Board in 2007 and retired as of May 3, 2007. Mr. Rodkin was elected to Mr. Gault’s vacated seat on May 3, 2007.

Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. In 2007, each non-management director was entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of shares of the Company’s common stock having a market value as of the date of grant of approximately $100,000, based on the average mean price of the Company’s common stock as reported on the New York Stock Exchange for the preceding ten trading days. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of the Company’s common stock.

In December 2007, the Avon Products, Inc. Compensation Plan for Non-Employee Directors was amended and restated. As of January 1, 2008, each non-management director is entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of restricted stock units having a market value as of the date of grant of approximately $100,000 based on the closing price of the Company’s common stock on the date of grant.

Grants to our non-management directors are made immediately after the Annual Meeting. Thus, the date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards.

In addition to the annual retainer, each non-management director receives a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. The Company from time to time also provides directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-management directors are permitted by individual election to defer all or a portion of their cash fees. Each participant under the Plan may elect to defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of the Company’s common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate. Prior to January 1, 2008, a separate account was maintained under the Plan for any compensation deferred by a Plan participant prior to 1992, inclusive of accumulated interest. The fees that had been deferred into such account earned interest equal to a composite bond rate plus four percentage points. Mr. Gault, who retired in 2007, was the only non-management director who had pre-1992 deferred fees under the Plan. In December 2007, the Plan was amended and restated, and effective as of January 1, 2008, this separate account has been removed from the Plan.

In September 2001, the Board of Directors adopted a stock ownership guideline providing that non-management directors should own common stock of the Company having a value equal to or greater than $350,000 for directors within five years or, in the case of new directors, within five years from the date of their election to the Board. All directors are in compliance with this policy.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management directors. In setting this compensation, the Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as consulting contracts and charitable contributions to organizations with which a director is affiliated. The Committee considers the non-management director compensation practices of other companies to assist it in the development of the compensation program and practices for the Company’s non-management directors. Our Chief Executive Officer and General Counsel also support the Committee in reviewing competitive pay practices and pay levels of the non-management directors.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and the Company’s Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee is available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered whether the provision of non-audit services by PwC to the Company is compatible with maintaining PwC’s independence and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for 2007 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lawrence A. Weinbach, Chair

W. Don Cornwell

Edward T. Fogarty

Maria Elena Lagomasino

March 5, 2008

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, as independent registered public accounting firm for the year 2008. PwC began auditing the accounts of the Company in 1989. If the appointment of PwC is not ratified by the shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for the Company by PwC, as of and for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, are set forth below.

	2007	2006
	(in millions)
Audit Fees	$7.7	$8.5
Audit-Related Fees	$0.1	$0.1
Tax Fees	$0.5	$0.3
All Other Fees	$0.0	$0.0
Total	$8.3	$8.9

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, services related to statutory and regulatory filings and engagements for such fiscal years, and audit services related to organizational restructuring.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC in each of the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audits of domestic and international pension and benefit plans and of charitable foundations, and consultations concerning financial accounting and reporting standards.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including expatriate tax services, advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

These amounts represent the aggregate fees for other services rendered by PwC in each of the last two fiscal years not included in any of the foregoing categories, including certifications and other reviews of information required by local regulations outside of the United States or by contracts to which Avon is a party, official transmissions of financial information to government authorities outside of the United States, and subscriptions to online accounting reference material.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2008.

PROPOSAL 3—ADOPTION OF EXECUTIVE INCENTIVE PLAN

Overview and Purpose

The Board of Directors adopted the Avon Products, Inc. Executive Incentive Plan (the “Plan”) on March 6, 2008, subject to shareholder approval at the Annual Meeting. The Plan is intended to provide incentives to certain executives to attain the goals of the Company and to provide those executives with incentive compensation based on the performance of the Company in order to enhance shareholder value.

The Plan has been designed to provide performance-based compensation that is exempt from the $1 million deduction limit on executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will replace the Company’s Executive Incentive Plan which had been approved by shareholders in 2003 and expired at the end of 2007. Under the rules of the Internal Revenue Service, the Plan is required to be approved by the shareholders in order for the Company to be able to deduct performance-based compensation in excess of $1 million paid to certain executives thereunder. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to seek shareholder approval of the Plan in view of the tax provisions under Section 162(m) of the Code and the Plan’s intent to enhance shareholder value.

The Board of Directors is seeking your approval of the Plan. A copy of the Plan is attached as Appendix A to this Proxy Statement and a summary of the Plan is provided below.

Plan Summary

The following paragraphs provide a summary of the Plan. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Plan.

Eligibility. The Chief Executive Officer of the Company and each other employee of the Company who is at or above the level of Senior Vice President or considered a Section 16 officer for purposes of the Exchange Act and whom the Compensation Committee selects for participation is eligible to participate under the Plan. Approximately seventeen employees are currently eligible for participation under the Plan.

Administration and Interpretation. The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee is comprised entirely of non-management “outside directors” within the meaning of Section 162(m) of the Code. The Committee determines the recipients and amount of awards under the Plan. The Committee also has the authority to interpret the Plan and make all determinations under the Plan.

Performance Measures. All payments under the Plan are based on the attainment of certain performance measures established by the Committee. The Plan requires that the performance measures be established within the first 90 days of the performance period to which they relate. The performance measures are one or more of the following objective criteria, on a consolidated basis, on the basis of a business unit or other geographically based unit or relative to one or more peer group companies or indices, and which can be expressed either in terms of specified levels of, rates of change or relative changes in: (a) share price; (b) earnings per share; (c) return to shareholders (including dividends); (d) return on equity; (e) revenues; (f) sales; (g) sales by category or brand; (h) sales representative growth; (i) unit growth; (j) customer growth; (k) sales representative productivity; (l) EBITDA or EBIT; (m) operating income or operating profit; (n) net income; (o) gross margin; (p) operating margin; (q) return on capital or return on invested capital; (r) economic value added; (s) economic profit; (t) cash flows; (u) cash flow from operations; (v) market share; (w) inventory levels; (x) inventory days outstanding; (y) order fill rate; (z) size of line in total or by category or type; (aa) consumer and strategic investments; (bb) advertising, brand and product innovation; (cc) research and development; (dd) costs; (ee) capital expenditures; (ff) working capital; (gg) net fixed assets; (hh) accounts receivable; (ii) days sales outstanding; or (jj) period overhead. Such criteria will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to such adjustments as may be specified by the Committee within the first 90 days of the performance period.

Awards. The Plan provides for annual incentive awards covering each fiscal year of the Company and long-term incentive awards covering a period of at least two fiscal years of the Company. Within the first 90 days of the fiscal year or long-term performance period, as applicable, the Committee is required to establish the terms and conditions for the payment of awards, including the eligible participants, the performance measures (and any required adjustments), the length of the performance period and the formula for calculating the amount of the awards for each participant. The Committee may reduce, but not increase, the amount of an award in its sole discretion and to take into account any factors as the Committee deems appropriate. The amount of future payments under the Plan cannot be determined at this time, since they will be based on our future financial and operating performance. For 2007, however, the seven executive officers who were participants under our former Executive Incentive Plan were paid an aggregate of $6,151,486 as annual incentive awards based on achievement of 2007 performance objectives. See the Summary Compensation Table on page 31 for the 2007 annual incentive award payments to the named executive officers. The performance goals were not achieved for the 2005-2007 long-term incentive award program under our former Executive Incentive Plan and, thus, no payments were made thereunder. The awards under our 2006-2007 Turnaround Incentive Plan were not granted under our former Executive Incentive Plan.

Maximum Award. The maximum payment that can be made to any one participant under the annual award portion of the Plan is $6,000,000, which maximum has been established by the Board by taking into account expected increases in compensation and inflation over the five-year term of the Plan. The maximum payment that may be made to a participant for each long-term performance period established by the Committee may not exceed $19,000,000, which maximum has been established by the Board, taking into account the same factors.

Committee Certification. After expiration of a fiscal year or long-term performance period, as applicable, the Committee will certify if the performance measures have been attained and, if so, determine the amount of the awards to be paid to each participant in accordance with the terms of the Plan.

Payment of Awards. Awards may be made in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards will be issued pursuant to and be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan, or any successor plan.

Payment will be made at such time determined by the Committee, subject to compliance with the requirements of Section 409A of the Code. A participant must generally remain employed through the end of the year to receive the annual incentive award, but a participant who is involuntarily terminated without cause on or after August 1 of a year or dies, becomes permanently disabled, or retires during the year will be paid a prorated annual incentive award for the year to be paid in the following year, provided that the performance measures have been achieved.

A participant must also generally remain employed until the end of a long-term performance period in order to be entitled to a long-term incentive award, but the Committee may provide, at the time of grant of a long-term incentive award, that a participant may be entitled to a prorated portion of the long-term incentive award if the participant dies, becomes disabled, retires or is involuntarily terminated by the Company without cause prior to the end of the performance period, such prorated award to be paid in the year following the end of the performance period, provided that the performance measures have been achieved. In the event of a change in control, long-term incentive awards will be paid promptly following the change in control, which would be prorated if the change in control occurs during the first half of the long-term performance period. A change in control is defined in the Plan generally as an event that would be considered as a change in control in the Treasury Regulations published under Section 409A of the Code and which would generally be one of the following events:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for Company stock.

A participant may elect to defer receipt of payment pursuant to the terms of the Avon Products, Inc. Deferred Compensation Plan.

Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any participant to any award that has been certified by the Committee. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to shareholder approval.

Effective Date. If the Plan is approved at the Annual Meeting, it will be effective as of January 1, 2008 and shall provide for awards that may be granted through and including the 2012 fiscal year of the Company.

Federal Income Tax Consequences of the Plan

If the Company complies with the performance-based exception to the $1 million limitation on deductible executive compensation, payments under the Plan will be deductible by the Company for federal income tax purposes as follows: cash and payments in unrestricted stock to participants under the Plan will generally be taxable to the employee as ordinary income, and deductible by the Company, in the year payment is made to the employee. Payments made in shares of restricted stock will generally not be taxable to the participant nor deductible by the Company until any substantial forfeiture restrictions on such shares lapse. If there are no substantial forfeiture restrictions on such shares, then the value of such shares will be taxable to the participant upon receipt and deductible by the Company at that time. Payment in the form of restricted stock units will be taxable to the participant at such time as the restricted stock units are paid in cash, stock or other property. The Company will be entitled to deduct the value of the restricted stock units at the same time as the participant recognizes income. If a participant defers receipt of the award in compliance with the terms of the Company’s Deferred Compensation Plan, the participant will be subject to tax when payment is made under the Deferred Compensation Plan and the Company will be entitled to a deduction at the time the participant recognizes income.

The Board of Directors recommends that you vote FOR the adoption of the Executive Incentive Plan.

PROPOSAL 4—RESOLUTION REQUESTING NANOMATERIAL PRODUCT SAFETY REPORT

The Company is informed that Calvert Asset Management Company, Inc., whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, together with Domini Social Investments, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution:

Whereas: The scientific community has raised serious questions about the safety of nanomaterials. The term “nanomaterials” refers to operative particles smaller than 1000 nanometers (nm). A nanometer measures one-billionth of a meter—by comparison a human hair is 100,000 nm across.

The ability of nanoparticles to be absorbed through the skin and to access the bloodstream remains poorly understood. Laboratory studies report that many types of nanoparticles interfere with normal cellular function and cause oxidative damage and cell death.

Some consumer products that incorporate nanomaterials are likely to be used by children and pregnant or nursing women. Moreover, personal care products are often inadvertently ingested or formulated with penetration enhancers that increase the delivery of chemicals to the bloodstream.

Potential dangers from exposure to nanomaterials are not limited to consumers. The National Institute for Occupational Safety and Health (NIOSH) has launched a multi-year program of additional research to assess potential risks to workers. In addition, nanomaterials used in cosmetics, anti-aging skin creams and sunscreens have been reported in laboratory studies to be much more toxic to aquatic life than their normal-scale counterparts under identical test conditions.

Given recent scientific findings, proponents believe companies that use nanomaterials in consumer products may face significant financial, liability and reputational risks.

Carbon nanotubes, for example, are similar in shape and rigidity to asbestos fibers—probably the most notorious commercial product from a liability standpoint. At least five laboratories have independently reported that carbon nanotubes cause progressive, irreversible lung damage in test rodents. Even more so than asbestos, nanomaterials possess qualities (shape, size, chemical reactivity) that have the potential to make them especially dangerous.

Proponents believe nanomaterials are sold to the public at large without adequate testing to ensure safety, and often without any notice or warning of their presence or potential hazard, placing manufacturers in potential peril. Tort claims, especially strict liability defective product claims, are most likely to emerge following exposure to nanomaterials used in consumer products, where the greatest numbers of people are likely to experience the largest degree of exposure.

Proponents believe that the best way to protect the public and to prevent unnecessary litigation-related financial losses may be to avoid producing products with nanomaterials unless they have been subject to robust evaluation for human health and environmental safety, and to label all products that contain nanomaterials.

Resolved: Shareholders request that the Board publish a report to shareholders on Avon’s policies on nanomaterial product safety, at reasonable expense and omitting proprietary information, by November 1, 2008. This report should identify Avon product categories that currently contain nanomaterials, and discuss any new initiatives or actions, aside from regulatory compliance, that management is taking to respond to this public policy challenge.

Supporting statement: Proponents believe the report should include activities such as labeling, consumer education and options for selection of materials.

Board of Directors Statement on Proposal 4:

Avon uses a limited number of ingredients characterized as nanomaterials, each with an average particle size of less than 100 nanometers. Although the proponents refer to nanomaterials as particles smaller than 1,000 nanometers, Avon follows the definition used by numerous national and international scientific organizations and adopted in the July 2007 Report of the U.S. Food and Drug Administration Nanotechnology Task Force.

Each of these ingredients is composed primarily of either titanium dioxide or zinc oxide (the surface of some are treated with inert coating materials). Nanoparticle titanium dioxide and zinc oxide are used in a wide range of cosmetic products to provide protection against the ultraviolet (UV) rays of the sun. Their advantage over larger sized particles of titanium oxide and zinc oxide is that they are both more transparent and more efficiently absorb UV-radiation. These properties result in better consumer acceptance and ultimately improved protection against UV-induced damage.

The safety of titanium dioxide and zinc oxide has long been established. Both are specifically approved for use as sunscreen active ingredients by the U.S. Food and Drug Administration (“FDA”). Even though the July 2007 Report of the FDA Nanotechnology Task Force stated that “[C]urrent science does not support a finding that classes of products with nano-scale materials necessarily present greater safety concerns than classes of products without nano-scale materials,” the safety of each of the ingredients characterized as nanomaterials currently used by Avon was individually and fully evaluated by our scientists before being permitted for use in cosmetic products. Avon’s evaluation included a specific assessment of the potential for nano-sized particles of these materials to be absorbed through the skin (several scientific studies have demonstrated that nano-sized titanium dioxide and zinc oxide do not penetrate the skin). In the opinion of Avon’s scientists (toxicologists and other safety professionals) each of these materials can be used safely in cosmetic products.

Therefore, the Board believes that the preparation and publication of a report on this subject, by November 1, 2008 as required by the proposal, is unnecessary. Such a report would not provide material information to shareholders and would divert the Company’s resources without benefit to them.

The Board of Directors recommends that you vote AGAINST Proposal 4.

SOLICITING MATERIAL

The Compensation Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

SOLICITATION OF PROXIES

Avon is making this solicitation of proxies on behalf of its Board of Directors and will pay the solicitation costs. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2009 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, between January 1, 2009 and January 31, 2009. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2009 Annual Meeting, your proposal must be received by the Secretary of the Company on or before December 1, 2008. Your notice must pertain to a proper matter for shareholder action and must comply with the Company’s By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to the Secretary of the Company.

If you make a written request to the Investor Relations Department (Attention: Renee Johansen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2007, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2007 is also available without charge on our investor website (www.avoninvestor.com).

By Order of the Board of Directors

Kim K. Azzarelli

Vice President, Associate General Counsel

and Corporate Secretary

March 31, 2008

New York, New York

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PRODUCTS, INC.

2008-2012

EXECUTIVE INCENTIVE PLAN

I.	INTRODUCTION

1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of Avon Products, Inc. (the “Company”) and its Affiliates (as defined below) and to provide incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that awards payable hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).

1.2. Description. This Plan is the means by which the Committee shall determine and implement incentive awards for participating employees hereunder.

1.3. Term. This Plan shall be effective as of January 1, 2008 and shall provide for awards that may be granted through and including the 2012 fiscal year of the Company, unless earlier terminated pursuant to Section 7.1.

II.	DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Award” means the award payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

“Award” means an Annual Incentive Award or Long-Term Incentive Award under the Plan, whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Company, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means any of the following:

(a) any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (a) or clause (b) of this definition. An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (a);

(b) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Company having 30% or more of the total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Company, the acquisition of additional control of the Company by the same person or persons shall not constitute a Change in Control under clause (a) or (b) of this definition;

(c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors prior to the date of such appointment or election; or

(d) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to (i) a shareholder of the Company immediately before the asset transfer in exchange for or with respect to shares of the Company, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Company having 50% or more of the total value or total voting power of all outstanding shares of the Company or (iv) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (iii) above; and provided, further, that for purposes of clauses (i), (ii), (iii) and (iv) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (d), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A of the Code. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“DCP” means the Avon Products, Inc. Deferred Compensation Plan, as in effect and as amended from time to time.

“Long-Term Incentive Award” means the award payable to a participant with respect to a Long-Term Performance Period as determined pursuant to Article VI.

“Long-Term Performance Period” means a period specified by the Committee during which specified Performance Measure(s) must be attained in order for the Long-Term Incentive Award to be payable for that period. A Long-Term Performance Period shall be expressed in two or more fiscal years of the Company, as established by the Committee during the first 90 days of the Long-Term Performance Period. Performance periods may be concurrent or consecutive.

“Participant” means an employee of the Company who is selected to participate in the Plan by the Committee pursuant to Article IV hereof.

“Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: (a) share price; (b) earnings per share; (c) return to shareholders (including dividends); (d) return on equity; (e) revenues; (f) sales; (g) sales by category or brand; (h) sales representative growth; (i) unit growth; (j) customer growth; (k) sales representative productivity; (l) EBITDA or EBIT; (m) operating income or operating profit; (n) net income; (o) gross margin; (p) operating margin; (q) return on capital or return on invested capital; (r) economic value added; (s) economic profit; (t) cash flows; (u) cash flow from operations; (v) market share; (w) inventory levels; (x) inventory days outstanding; (y) order fill rate; (z) size of line in total or by category or type; (aa) consumer and strategic investments; (bb) advertising, brand and product innovation; (cc) research and development; (dd) costs; (ee) capital expenditures; (ff) working capital; (gg) net fixed assets; (hh) accounts receivable; (ii) days sales outstanding; or (jj) period overhead.

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee within the first 90 days of the applicable performance period for (i) discontinued operations, categories, or segments; (ii) acquisitions and mergers; (iii) divestitures; (iv) cumulative effect of changes in accounting rules and methods; (v) material impairment or disposal losses; (vi) restructuring costs; (vii) pension expense or contribution in excess of operating budget; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural catastrophe; (x) extraordinary items; (xi) currency fluctuations or (xii) other unusual or nonrecurring events (the “Performance Measure Adjustments”).

“Plan” means this Avon Products, Inc. 2008-2012 Executive Incentive Plan, as in effect and as amended from time to time.

“Stock Plan” means the Company’s Year 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the shareholders of the Company), as in effect and as amended from time to time.

III.	ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

IV.	PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is at or above the level of Senior Vice President or who is considered a Section 16 person for purposes of the Securities Exchange Act of 1934, as amended, and who the Committee selects for participation in the Plan, shall be eligible to receive Awards under the Plan.

V.	ANNUAL INCENTIVE PROGRAM

5.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the terms and conditions for the payment of Annual Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments; and (iii) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level). Performance Measures may differ from Participant to Participant and from Award to Award.

5.2. Determination of Annual Incentive Award. The Annual Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 5.1. The Committee may reduce, but not increase, the Annual Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Annual Incentive Award payable to any Participant attributable to a fiscal year exceed $6,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

5.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the fiscal year for which the determination is being made and prior to the payment of any Annual Incentive Award.

5.4. Payment of Annual Incentive Award.

(a) As soon as practicable after the expiration of each fiscal year of the Company, but no later than the end of the following fiscal year, Participants who remained actively employed until the last day of the fiscal year shall receive the Annual Incentive Award determined in accordance with this Article V, except as otherwise provided in this Section below.

(b) A Participant who is involuntarily terminated by the Company or an Affiliate without Cause on or after August 1st of the fiscal year or dies, becomes permanently disabled, or retires during the fiscal year (pursuant to the terms of the Company’s defined benefit pension plan or, for foreign nationals, under the foreign national’s pension plan or pursuant to the terms of the applicable national retirement program) shall be entitled to a prorated Annual Incentive Award for such fiscal year to be paid during the following fiscal year, provided that the performance goal(s) have been satisfied in accordance with this Article V. A Participant who is involuntarily terminated for Cause prior to the payment of the Annual Incentive Award hereunder shall forfeit such Award.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Annual Incentive Award otherwise payable under this Section 5.4. An election to defer any Annual Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

VI.	LONG-TERM INCENTIVE PROGRAM

6.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of the Long-Term Performance Period, the Committee shall establish the terms and conditions for the payment of Long-Term Incentive Awards under the Plan, including, without limitation, (i) the eligible Participants under the Plan, (ii) the Performance Measure(s), including any Performance Measure Adjustments, (iii) the duration of the Long-Term Performance Period, (iv) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level), (v) the extent to which a Participant shall have the right to receive an Award following termination of a Participant’s employment with the Company or upon retirement, death or disability, and (vi) the formula for calculating the amount of such Awards that may be payable in connection with a Change in Control. Performance Measures may differ from Participant to Participant and from Award to Award.

6.2. Determination of Long-Term Incentive Award. The Long-Term Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 6.1. The Committee may reduce, but not increase, the Long-Term Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the amount of the Long-Term Incentive Award payable to any Participant attributable to a Long-Term Performance Period exceed $19,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

6.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the Long-Term Performance Period for which the determination is being made and prior to the payment of any Long-Term Incentive Award.

6.4. Payment of Long-Term Incentive Award.

(a) During the fiscal year following the end of each Long-Term Performance Period, Participants who remained actively employed until the last day of the Long-Term Performance Period shall receive the Long-Term Incentive Award determined in accordance with this Article VI, except as otherwise provided in this Section below.

(b) Upon a Participant’s termination of employment with the Company or upon retirement, death or disability, such Participant may be entitled to receive a prorated Long-Term Incentive Award for such Long-Term Performance Period as specified by the Committee pursuant to Section 6.1(v) above, payable in the fiscal year following the end of the Long-Term Performance Period, provided that the performance goal(s) have been satisfied in accordance with this Article VI.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Long-Term Incentive Award otherwise payable under Subsections (a) and (b) of this Section. An election to defer any Long-Term Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

(d) In the event of a Change in Control during the first half of a Long-Term Performance Period, each outstanding Long-Term Incentive Award shall be calculated as if the Performance Measures had been achieved at target, but prorated, as specified by the Committee pursuant to Section 6.1(vi) above. In the event of a Change in Control on or after the first half of a Long-Term Performance Period, each outstanding Long-Term Incentive Award shall be calculated as if the Performance Measures had been achieved at target, without proration, but paid in such amount as specified by the Committee pursuant to Section 6.1(vi) above. The Awards paid pursuant to this subsection (d) shall be paid promptly but not later than 90 days following the Change in Control.

VII.	GENERAL PROVISIONS

7.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Award which has been certified by the Committee pursuant to Section 5.3 or Section 6.3. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to shareholder approval. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee.

(b) In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

7.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

7.3. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

7.4. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

7.5. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(d) Section 162(m) and Section 409A of the Code. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

7.6. Shareholder Approval. This Plan shall be conditioned on the receipt of approval of the Company’s shareholders at the annual meeting of the shareholders held in 2008. In the event that such approval is not obtained, this Plan and all awards under the Plan shall be null and void ab initio and of no force and effect.

AVON PRODUCTS, INC.

Dated:	March 6, 2008	By:	/s/ Andrea Jung

		Title:	Chairman and CEO

Attest:	/s/ Kim K. Azzarelli

Title:	Vice President, Associate GC and Corporate Secretary

Annual Meeting Admission Ticket
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DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. New York Time, on April 30, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/avp • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - W. Don Cornwell	02 - Edward T. Fogarty	03 - Fred Hassan	04 - Andrea Jung	05 - Maria Elena Lagomasino	+
		06 - Ann S. Moore	07 - Paul S. Pressler	08 - Gary M. Rodkin	09 - Paula Stern	10 - Lawrence A. Weinbach

        ☐  Mark here to vote FOR all nominees            ☐  Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of independent registered public accounting firm	☐	☐	☐	3.	Adoption of the Executive Incentive Plan	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain
4.	Resolution regarding nanomaterial product safety report	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.		Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 31, 2008.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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Admission Ticket

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 1, 2008 at 10:00 a.m.

The Lighthouse Conference

Center and Theater

111 East 59th Street

New York, New York 10022

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Avon Products, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

And Fidelity Management Trust Company, Trustee

The undersigned hereby appoints Charles W. Cramb and Kim K. Azzarelli, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 1, 2008, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Company, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by April 25, 2008, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

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All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the ratification of the Company’s independent registered public accounting firm for 2008 (Proposal 2), FOR the Adoption of the Executive Incentive Plan (Proposal 3), and all such Shares will be voted AGAINST Proposal 4.

•	All Shares allocated under the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan WILL NOT BE VOTED.